UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant	[X]
Filed by a Party other than the Registrant	[ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material under §240.14a-12

ENTERPRISE FINANCIAL SERVICES CORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
[X]	No fee required.
[ ]	Fee paid previously with preliminary materials:
[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ENTERPRISE FINANCIAL SERVICES CORP
150 NORTH MERAMEC AVE
CLAYTON, MISSOURI 63105

NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Enterprise Financial Services Corp (“2025 Annual Meeting”) will be held on Wednesday, May 7, 2025, at 5:00 p.m. Central Time. The 2025 Annual Meeting will be held virtually. You will not be able to attend the 2025 Annual Meeting physically in-person. To participate in the meeting, visit https://www.virtualshareholdermeeting.com/EFSC2025. Shareholders will be able to attend, submit questions and vote their shares electronically during the 2025 Annual Meeting by logging in with the 16-digit control number included on their proxy card, voting instruction form or notice of internet availability. The 2025 Annual Meeting will begin promptly at 5:00 p.m., Central Time. We encourage you to access the 2025 Annual Meeting prior to the start time. The virtual 2025 Annual Meeting platform is fully supported across browsers (Microsoft Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones). The platform includes functionality that affords shareholders the same meeting participation rights and opportunities they would have at an in-person meeting. Participants should allow ample time to log in and ensure that they can hear streaming audio prior to the start of the 2025 Annual Meeting.

The 2025 Annual Meeting is for the following purposes:
1.To elect as directors the 11 nominees to hold office until the next annual meeting of shareholders or until their successors are elected and have been qualified.
2.    To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
3.    To approve an amendment to the Enterprise Financial Services Corp Amended and Restated 2018 Stock Incentive Plan to increase the number of shares available for award.
4.    To approve executive compensation in an advisory (non-binding) vote.

The Board of Directors has fixed the close of business on March 13, 2025 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

It is important that your shares be represented and voted at the meeting. You have four options for voting your shares:
1.    vote via the internet,
2.     vote via the telephone,
3.    complete and return the proxy card sent to you, or
4.    vote electronically during the virtual meeting.
For internet or telephone voting, instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the 2025 Annual Meeting by following the instructions in the accompanying proxy statement, (“Proxy Statement”).

By Order of the Board of Directors,

Nicole M. Iannacone, Corporate Secretary
Clayton, Missouri,
March 26, 2025

Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting of Shareholders to be held on Wednesday, May 7, 2025:

This Proxy Statement and our 2024 Annual Report on Form 10-K are available at www.proxyvote.com.

TABLE OF CONTENTS

Page
PROXY STATEMENT	1
QUESTIONS ABOUT THE MEETING AND THESE PROXY MATERIALS	1

PROPOSAL 1. ELECTION OF DIRECTORS	5

BOARD AND COMMITTEE INFORMATION	8
DIRECTOR COMPENSATION	9
EXECUTIVE COMMITTEE	10
AUDIT COMMITTEE	10
NOMINATING AND GOVERNANCE COMMITTEE	11
HUMAN CAPITAL AND COMPENSATION COMMITTEE	11
RISK COMMITTEE	12
CORPORATE CODE OF ETHICS	12
INSIDER TRADING POLICY	12

EXECUTIVE OFFICERS	13
EXECUTIVE OFFICERS OF THE REGISTRANT	13

EXECUTIVE COMPENSATION	14
COMPENSATION DISCUSSION AND ANALYSIS	14
HUMAN CAPITAL AND COMPENSATION COMMITTEE REPORT	22
EXECUTIVE EMPLOYMENT AGREEMENTS	23
SUMMARY COMPENSATION TABLE	27
ALL OTHER COMPENSATION – SUPPLEMENTAL TABLE	28
PAY VERSUS PERFORMANCE	29
GRANTS OF PLAN-BASED AWARDS	33
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END	34
OPTION EXERCISES AND STOCK VESTED	35
NONQUALIFIED DEFERRED COMPENSATION	35
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	36
CHIEF EXECUTIVE OFFICER PAY RATIO	36
HUMAN CAPITAL AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	37

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP	37
PROPOSAL 3. APPROVAL OF AN AMENDMENT TO THE ENTERPRISE FINANCIAL SERVICES CORP AMENDED AND RESTATED 2018 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR AWARD.	38
PROPOSAL 4. ADVISORY (NON-BINDING) APPROVAL OF EXECUTIVE COMPENSATION	45
INFORMATION REGARDING BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	46
RELATED PERSON TRANSACTIONS	48
AUDIT COMMITTEE REPORT	49
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	50
PROPOSALS OF SHAREHOLDERS	50
OTHER MATTERS	51
HOUSEHOLDING	51
ADDITIONAL INFORMATION	51
APPENDIX A - AMENDMENT TO THE ENTERPRISE FINANCIAL SERVICES CORP AMENDED AND RESTATED 2018 STOCK INCENTIVE PLAN	52
APPENDIX B – USE OF NON-GAAP FINANCIAL MEASURES	52

ENTERPRISE FINANCIAL SERVICES CORP

150 NORTH MERAMEC AVE
CLAYTON, MISSOURI 63105

PROXY STATEMENT

These proxy materials are delivered by the Board of Directors (the “Board”) of Enterprise Financial Services Corp (the “Company” or “EFSC”), in connection with the solicitation of proxies to be voted at the 2025 Annual Meeting of Shareholders or any adjournment or postponement thereof. The meeting will be held virtually over the internet on Wednesday, May 7, 2025 at 5:00 p.m. Central Time.

This Proxy Statement and the proxy card were first provided to shareholders on or about March 26, 2025.

QUESTIONS ABOUT THE MEETING AND THESE PROXY MATERIALS

What may I vote on and how does the Board recommend that I vote?

Proposal	Board Voting Recommendation
1.The election of 11 directors to hold office until the next annual meeting of shareholders or until their successors are elected and have been qualified.	FOR each nominee
2.The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.	FOR
3.The approval of an amendment to the Enterprise Financial Services Corp Amended and Restated 2018 Stock Incentive Plan to increase the number of shares available for award.	FOR
4.An advisory (non-binding) vote to approve executive compensation.	FOR

Who can vote at the meeting? The Board has set March 13, 2025 as the record date (the “Record Date”) for the 2025 Annual Meeting. All shareholders who owned our common stock at the close of business on the Record Date may vote at the 2025 Annual Meeting. On the Record Date, there were 36,955,945 shares of common stock outstanding. Shares held as of the Record Date include shares that are held directly in your name as the shareholder of record and those shares held for you as a beneficial owner through a stockbroker, bank or other nominee.

How do I vote my shares? If your shares are registered directly in your name with our stock transfer agent, Computershare, you are considered a shareholder of record and the beneficial owner of those shares. As a shareholder of record, you have the right to grant your voting proxy directly to the Company, or to vote electronically at the meeting. You may submit your proxy by mail, over the internet at www.proxyvote.com, or via the telephone at 1-800-690-6903.

If your shares are held in a stock brokerage account or by a bank, you are still considered the beneficial owner of those shares, but your shares are said to be held in “street name.” Generally, only shareholders of record may vote electronically at the meeting. If your shares are held in “street name,” you will receive a form from your broker or bank seeking instruction as to how your shares should be voted. Many of our shareholders who hold their shares in “street name” through a nominee have the option to submit their proxies or voting instructions to their nominee electronically by telephone or the internet. These shareholders should review and follow the voting instructions provided by their nominee, including any instructions related to revoking your voting instructions. You are also invited to attend the virtual 2025 Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares electronically at the virtual 2025 Annual Meeting unless you obtain a legal proxy from your broker or bank.

Internet availability of proxy solicitation and other 2025 Annual Meeting materials. We are furnishing proxy materials to some of our shareholders via the internet by mailing a Notice of Internet Availability of Proxy Materials, instead of mailing printed copies of those materials. The Notice of Internet Availability of Proxy Materials instructs shareholders that our proxy statement, annual report to shareholders, electronic proxy card and related materials are available for viewing, free of charge, on the internet. Shareholders may then access these materials and vote over the internet or request delivery of a full set of materials by mail or email. These rules help us lower the cost of conducting our 2025 Annual Meeting by reducing costs associated with printing and postage.

We mailed the required Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders on or about March 26, 2025. The proxy materials will be posted on the internet, at www.proxyvote.com, no later than the day we begin mailing the Notice and through the conclusion of the 2025 Annual Meeting. If you receive the Notice, you will not receive a paper or email copy of the proxy materials unless you request one in the manner set forth in the Notice. The Notice will also include instructions on how to access and review the proxy materials online, how to vote your shares over the internet, and how to get a paper or email copy of the proxy materials, if that is your preference.

Can I change my vote? Yes. If you are the shareholder of record, you may revoke your proxy at any time before the 2025 Annual Meeting of shareholders by:

•entering a new vote by internet or telephone;
•returning a later-dated proxy card;
•sending written notice of revocation to the Corporate Secretary of the Company; or
•attending the virtual 2025 Annual Meeting and voting electronically.

To change your vote for shares you hold in street name, you will need to follow the instructions provided by your broker or bank.

How are shares of common stock voted at the meeting? Each holder of common stock is entitled to one vote for each share of common stock held with respect to each matter to be voted upon.

All shares of common stock represented at the 2025 Annual Meeting by properly executed proxies received prior to or at the 2025 Annual Meeting which are not properly revoked will be voted at the 2025 Annual Meeting in accordance with the instructions indicated on the proxies. If no contrary instructions are indicated, proxies will be voted FOR the election of the Board’s director nominees in Proposal 1, and FOR Proposals 2, 3, and 4.

How many votes are required to elect each director? A plurality of votes cast at the 2025 Annual Meeting is required for the election of each director, which effectively means that the 11 persons receiving the most votes will be elected as directors. If you indicate “withhold authority to vote” for a particular nominee on your proxy card, your shares will not be voted with respect to those nominees indicated; however, your shares will be counted for purposes of determining whether there is a quorum. There is no cumulative voting for our directors. While directors are elected by a plurality of votes cast, our Board has adopted a majority voting policy for directors. This policy states that in an uncontested election, any nominee who receives a greater number of votes “withhold” votes from his or her election than votes “for” such election is required to submit his or her resignation to the Board. The Nominating and Governance Committee of the Board is required to make recommendations to the Board with respect to any such tendered resignation. The Board will act on the tendered resignation within 90 days from the certification of the vote and will publicly disclose its decision, including its rationale. Only votes “for” or “withheld” are counted in determining whether a majority has been cast in favor of a nominee. If you cast a “withhold” vote, your vote will have a similar effect as a vote against that director nominee under our majority voting policy for directors. If a nominee fails to receive a majority of the votes cast and the Board accepts the director’s resignation, there would be a vacancy created on the Board. Our Board would then have the option under our By-Laws either to appoint someone to fill the vacancy or to reduce the size of the Board.

How many votes are required to adopt the other proposals?
Each outstanding share of our common stock as of the Record Date is entitled to one vote on each proposal at the 2025 Annual Meeting.

If there is a quorum at the 2025 Annual Meeting, the matters, other than the election of directors, to be voted upon by the shareholders require the following votes for such matter to be approved:

•Proposal 2. Ratification of the Company’s Independent Registered Public Accounting Firm. The affirmative vote of holders of the majority of the shares for which votes are cast at the 2025 Annual Meeting is required for the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2025. Abstentions will not be counted as votes cast and, therefore, will not affect the outcome.

•Proposal 3. Approval of an amendment to the Enterprise Financial Services Corp Amended and Restated 2018 Stock Incentive Plan to increase the number of shares available for award. The affirmative vote of holders of the majority of the shares for which votes are cast at the 2025 Annual Meeting is required to approve the amendment to the Enterprise Financial Services Corp Amended and Restated 2018 Stock Incentive Plan (“2018 Stock Plan”), to, among other things, provide for the addition of 700,000 shares to cover awards under the 2018 Stock Plan. Abstentions and broker “non-votes” will not be counted as votes cast and, therefore, will not affect the outcome.
•Proposal 4. Advisory (non-binding) Vote on Approval of Executive Compensation. The affirmative vote of holders of the majority of the shares for which votes are cast at the 2025 Annual Meeting is required to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers. Abstentions and broker “non-votes” will not be counted as votes cast and, therefore, will not affect the outcome.

If a broker indicates on its proxy that it submits to the Company that it does not have authority to vote certain shares held in “street name,” the shares not voted are referred to as “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular proposals under the rules of the New York Stock Exchange, and the “beneficial owner” of those shares has not instructed the broker how to vote on those proposals. If you are a beneficial owner and you do not provide instructions to your broker, bank or other nominee, your broker, bank or other nominee is permitted to vote your shares for or against “routine” matters such as Proposal 2, the ratification of the appointment of our independent registered public accounting firm. Brokers are not permitted to exercise discretionary voting authority to vote your shares for or against “non-routine” matters. Of the proposals on which shareholders will be asked to vote on at the 2025 Annual Meeting, Proposal 2, the ratification of the appointment of our independent registered public accounting firm, is a “routine” matter, while Proposal 1, the election of directors, Proposal 3, the approval of an amendment to the 2018 Stock Plan, and Proposal 4, the advisory vote on approval of executive compensation, are “non-routine” matters.

How do I vote if my shares are held in a benefit plan? If you are a current or former employee of the Company or one of its subsidiaries and you have any portion of your investment funds allocated to the EFSC Common Stock Fund in the EFSC Incentive Savings Plan (“Savings Plan”), you may instruct the Savings Plan’s trustees how to vote the shares of common stock allocated to your account under the Savings Plan. You will instruct the voting of your shares in the same manner as other shareholders, i.e., by submitting your voting instructions by telephone or through the internet or by requesting a proxy card to sign and return. Please see the Notice we sent to you or this Proxy Statement for specific instructions on how to provide voting instructions by any of these methods. Please note that your voting instructions for shares held in the Savings Plan must be returned by 11:59 p.m. Eastern Time on May 5, 2025.

What if I don’t give specific voting instructions or abstain?
If you indicate a choice on your proxy on a particular matter to be acted upon, the shares will be voted as indicated.

If you are a shareholder of record and you return a signed proxy card but do not indicate how you wish to vote, the shares will be voted FOR the director nominees in Proposal 1, and FOR Proposals 2, 3, and 4. If you do not return the proxy card, your shares will not be voted and will not be deemed present for the purpose of determining whether a quorum exists.

Under the rules of the New York Stock Exchange, which regulates stock brokers, Proposal 2, the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, is considered a routine matter, and your brokerage firm or other nominee will be entitled to vote your shares in their discretion on this proposal even if you do not provide voting instructions to your broker or other nominee. However, Proposals 1, 3, and 4 are not considered routine matters, and brokers will not be permitted to vote on these matters if beneficial owners fail to provide voting instructions. The uninstructed shares that cannot be voted by brokers on non-routine matters are commonly referred to as “broker non-votes.”

Abstentions and broker “non-votes” (assuming a quorum is present) will have no effect on Proposals 2, 3, and 4. Votes withheld and broker “non-votes” with respect to the election of any nominee for director will not be considered in determining whether such nominee has received the affirmative vote of a plurality of the votes cast; however, such votes will be considered to have a similar effect as a vote against those director nominees under our majority voting policy.

How can I attend the 2025 Annual Meeting? The 2025 Annual Meeting will be held virtually over the internet. You will be able to participate in the virtual 2025 Annual Meeting and vote your shares electronically by visiting https://www.virtualshareholdermeeting.com/EFSC2025 and entering your sixteen-digit control number located on your proxy card. The virtual 2025 Annual Meeting will begin promptly at 5:00 p.m. Central Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 4:45 p.m. Central Time, and you should allow ample time for logging in. You will have the same rights and opportunities that you would be afforded by an in-person meeting. Registered shareholders who login with their control number will be afforded an opportunity to vote their shares during the meeting and comment on proposals during the meeting. Representatives of the Company will be available to respond to relevant comments and questions.

What if I cannot locate my control number? You must have your control number to vote your shares. The sixteen-digit control number is located on your proxy card. If you are unable to locate your control number or proxy card, please note the following:

•If you shares are held in “street name” (i.e. your shares are held in a stock brokerage account or by a bank), you will need to contact your broker or financial institution directly and ask for their proxy department to obtain the necessary information.

•If you are a registered shareholder (i.e. the shares are registered in your name with our stock transfer agent), please send an email to the Company’s Investor Relations department, investorrelations@enterprisebank.com, and provide information regarding the name of the person holding the shares and the amount of shares owned.

Who pays for this proxy solicitation? The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to solicitation by mail, proxies may be solicited in person or by telephone or by other means by the Company’s directors, officers or employees, who will not receive any additional compensation for solicitation activities. The Company has engaged Broadridge Financial Solutions, Inc., for a fee to be determined, to assist in the distribution and tabulation of proxies. The Company will also reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by mailing proxy materials to the beneficial owners of common stock as of the Record Date.

The date of this Proxy Statement is March 26, 2025.

PROPOSAL 1. ELECTION OF DIRECTORS

In accordance with the Company’s Amended and Restated Bylaws (“Bylaws”), effective as of the Annual Meeting, the size of the Board will be reduced from 15 to 11. Our Bylaws provide that the number of directors shall be determined from time to time by resolution of the Board in accordance with the terms of Article Seven of our Certificate of Incorporation. However, the number of directors may never be less than the minimum number required by the Delaware General Corporation Law. The Board, upon recommendation of its Nominating and Governance Committee, has nominated for election the 11 persons named below, each to hold office until the next annual meeting of shareholders or until their successors are elected and have qualified. It is intended that proxies solicited will be voted for such nominees. There is no cumulative voting for our directors. The Board believes that each nominee named below will be able to serve, but should any nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board may propose.

Under our mandatory retirement policy, a director is generally required to retire at the next annual meeting of shareholders after the later of: reaching age 72 or the fourth anniversary of the director’s initial election to the Board, and may not stand for election or re-election thereafter. However, a director need not retire and may stand for re-election if the Board, by unanimous vote, approves a waiver for such director, provided that any such waiver must be renewed annually and no waiver will be made or renewed for any director after reaching the age of 75.

The following biographical information is furnished with respect to each member of the Board, whom also serve as directors and officers (with respect to James B. Lally) of one or more of the Company’s subsidiaries, including Enterprise Bank & Trust (the “Bank” or “EB&T”). In connection with election of the Board nominees to the Company's Board, these nominees will also be elected to the board of directors of the Bank.

There are no family relationships between or among any directors or executive officers, or nominees thereof, of the Company. Except as noted in the director biographies below, none of the Company’s directors or executive officers serves as a director of (i) any company other than EFSC that has a class of securities registered under or that is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (ii) any investment company registered under the Investment Company Act of 1940, as amended. Other than Mr. Lally, all of our director nominees have been determined to be independent as defined in Nasdaq Rule 5605(a)(2). In some cases, the relationships that we analyzed include relationships that a director has as a partner, member, shareholder, officer or employee of an organization that has a relationship with the Company. They may also include relationships where a family member of a director is a partner, member, shareholder or officer of an organization that is a competitor of, or has a relationship with, the Company.

Name of Nominee	Age	Director Since
Lyne B. Andrich	58	2022
Michael A. DeCola	71	2007
Michael E. Finn	60	2024
Michael R. Holmes	66	2015
Nevada A. Kent, IV	69	2017
James B. Lally	57	2017
Marcela Manjarrez	51	2022
Stephen P. Marsh	69	2022
Richard M. Sanborn	62	2020
Sandra A. Van Trease	64	2005
Lina A. Young	60	2022

The biographies of the director nominees below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Nominating and Governance Committee and the Board to determine that the person should serve as a director.

Lyne B. Andrich served as Executive Vice President and Chief Financial Officer of CoBiz Financial Inc. (Nasdaq: COBZ) from May 2003 to January 2019, Chief Operating Officer from December 2017 to January 2019 and Controller from May 1997 to May 2003. Ms. Andrich has served on the Board of Directors and as a member of the Audit Committee of Fortis Bancorp (formerly known as Fortis Financial Inc.) (a privately held company) since May 2019, the Chairperson since May 2020, member of the Compensation Committee since January 2023 and as chair of the Nominating and Governance Committee since January 2023. Ms. Andrich previously served on the Board of Directors and as a member of the Audit Committee of Whiting Petroleum, Inc. (NYSE: WLL) from September 2019 to August 2020, and served as an advisory board member for the Federal Reserve Bank of Kansas City’s Community Depository Institutions Advisory Council from 2016 through 2018. She brings to the Board extensive banking, financial, auditing, and public company experience.

Michael A. DeCola served as Vice Chairman of HBM Holdings Company (“HBM”) from February 2019 through December 2019. Mr. DeCola was the Chief Executive Officer of HBM from January 2014 to February 2019 (President and Chief Executive Officer from January 2014 through September 2018). Mr. DeCola served as Chairperson of the Board of Mississippi Lime Company, a portfolio company of HBM from January 2014 through December 2019. Mr. DeCola is a member of the board of directors and a member of the Executive Committee of United Way of Greater St. Louis. Mr. DeCola serves on the advisory board of several private, family-owned businesses. He brings to the Board extensive executive management experience and connections within the St. Louis business community.

Michael E. Finn has served as Senior Advisor at Treliant, LLC since March 2023. Previously, he served as Chief Risk Officer at Sterling Bancorp (NYSE: STL) from June 2015 to January 2022; Chief Risk Officer at Hudson Valley Holding Corp (NYSE: HVB) from January 2014 to June 2015; senior advisor to Deputy Comptroller at the Office of the Comptroller Northeastern District from August 2011 to November 2013; regional director at the Office of Thrift Supervision’s Northeast Region from September 2007 to August 2011 and West Region from September 2004 to September 2007. Mr. Finn has served as a director at Career Resources Inc. (a privately held nonprofit) since September 2022. Mr. Finn brings extensive risk management and regulatory expertise to the Board and has over 35 years of experience as a chief risk officer at public companies and as a senior regulatory leader at the Office of the Comptroller of the Currency and Office of Thrift Supervision.

Michael R. Holmes has served as Chairperson Emeritus of the Board for Rx Outreach, Inc., since May 2020, having previously served as Chairperson of the Board of Rx Outreach, Inc. since February 2016. Previously, he served as President of Rx Outreach, Inc. from October 2010 through January 2016. Prior to that, he served as Executive Vice President of Express Scripts from December 2005 through October 2010, responsible for Corporate Strategy, Research and Clinical Services, Human Resources, Corporate Real Estate, Security, Procurement, and all of its domestic subsidiary businesses. Mr. Holmes has broad public company senior management experience as well as consumer, financial and investment expertise. Mr. Holmes also brings a valuable perspective on community engagement and underserved markets to the Board.

Nevada A. Kent, IV served as an Adjunct Professor of Accounting at Washington University from August 2012 to May 2020. Previously, Mr. Kent worked with Pricewaterhouse Coopers, LLP as Market Managing Partner from July 2004 through June 2012, and Partner from August 1977 through June 2004, performing audit engagements, merger and acquisition engagements, litigation support, and security offerings. Mr. Kent also serves on a number of non-public boards and has over 35 years of auditing experience, including involvement in supervisor roles. He brings his extensive finance and accounting insight to the Board.

James B. Lally joined the Company in 2003 as senior vice president and was named president of the Bank’s Clayton unit in 2008. In 2011, he was appointed President of the St. Louis region and three years later assumed responsibility for commercial banking in all regions. In May 2016, Mr. Lally was named Executive Vice President of EFSC, with responsibility for the Company’s wealth management, private banking and mortgage businesses, as well as its community development entity. Mr. Lally was named President of EFSC in August 2016 and subsequently became EFSC CEO in May 2017. Prior to EFSC, Mr. Lally served in various commercial banking roles for US Bank and Commerce Bank in St. Louis. Mr. Lally has over 30 years of public banking experience. Mr. Lally brings to the Board his deep knowledge of the financial services industry, the Company and its business.

Marcela Manjarrez has served as Chief Executive Officer of M Strategic Communications Consulting since September 2022. Previously, Ms. Manjarrez served as Executive Vice President, Chief Communications Officer of Centene Corporation (NYSE: CNC) from March 2015 to May 2022. From June 2014 to March 2015, Ms. Manjarrez served as Vice President, Public Affairs for the Federal Reserve Bank of St. Louis. Ms. Manjarrez currently serves on the Board of Advisors of Clayco Enterprises as well as a number of charitable organizations, including the Latino Corporate Directors Association, St. Louis Symphony Orchestra, Opera Theatre of St. Louis, National Alliance for Hispanic Health and Counterpublic. Additionally, Ms. Manjarrez serves as an advisory board member for Washington University in St. Louis’ Center for Finance and Accounting Research. Ms. Manjarrez brings to the Board her extensive experience in communications.

Stephen P. Marsh served as Chairperson of the Company’s bank subsidiary, Enterprise Bank & Trust, from 2008 to 2022 and as a member of EB&T’s Board of Directors since 2008. Mr. Marsh previously served as the Executive Vice President, Chairman and Chief Executive Officer of EB&T from 2008 until 2014; and Executive Vice President, Chairman and Chief Credit Officer from 2014 until his retirement in April 2016. Mr. Marsh also served as the President of EB&T from 2006 to 2008 and President of Commercial Banking at EB&T from 2003 to 2006. Prior to joining EB&T, Mr. Marsh served as president and senior loan officer of Southwest Bank from 1992 to 2003. Mr. Marsh serves on the board of directors and Finance Committee of Loyola Academy. Mr. Marsh brings to the Board his deep level of understanding of the financial services industry combined with his risk management experience in the areas of credit management and regulatory compliance.

Richard M. Sanborn served as a Director, President, and Chief Executive Officer of Seacoast Commerce Banc Holdings (“Seacoast”) (OTC: SCBH) and Seacoast Commerce Bank from October 2007 until it was acquired by the Company in November 2020. Mr. Sanborn previously served on the board of the Federal Reserve Bank of San Francisco, is the past Chair of the Federal Reserve Banks Community Depository Institution Advisory Council, a past Chair of the California Bankers Association, a past member of the American Bankers Association Government Relations Council, a past member of the Independent Community Bankers Association Lending Advisory Committee, and is a current member of the National Association of Corporate Directors. Mr. Sanborn has a B.S. in Accounting from Bentley University and a M.B.A. from California Pacific University. He brings deep knowledge of the banking industry and prior management and leadership experience of another financial institution to the Board.

Sandra A. Van Trease served as the Group President of BJC HealthCare, the largest healthcare institution in the St. Louis area, from 2004 through July 2020. Ms. Van Trease was President and Chief Executive Officer at UNICARE, an operating unit of Well Point Inc., a health insurance company, from 2002 through 2004. As an executive of RightChoice (NYSE: RIT) a health insurance company, from 1994 to 2002, she served as its President, Chief Financial Officer and Chief Operating Officer from 2000 through 2002. Ms. Van Trease previously served on the board of directors of Peabody Energy (NYSE: BTU) where she also served as a Chair of their Audit Committee and Chair of the Health, Safety, Security and Environmental Committee. Ms. Van Trease has served as a director and member of the audit committee of QuikTrip Corporation (a privately held company) since June 2022 and as Chair of QuikTrip Corporation’s MedWise Committee since December 2024. Ms. Van Trease also serves as a director of Drury Development Corporation (a privately held company) and Chair of its Audit Committee as well as a director for the University of Health Sciences and Pharmacy (formerly known as the St. Louis College of Pharmacy). Ms. Van Trease has an MBA and is a non-practicing Certified Public Accountant and Certified Management Accountant. Ms. Van Trease brings her executive management experience and knowledge of publicly-traded company boards as well as strong community service experience to the Board.

Lina A. Young served as Senior Vice President, Chief Information Officer of Peabody Energy (NYSE: BTU) from July 2010 to August 2021. Ms. Young served on a number of non-profit boards, including the Regional Board of Npower, which creates pathways to economic prosperity by launching digital careers for military veterans and young adults from underserved communities, from 2015 through 2019. Ms. Young has served on the Board of ABC to CEO, a non-profit organization preparing the next generation of young women for leadership roles in the C-suite, since February 2023. Ms. Young holds a Bachelor’s degree in Computer Science from Tulane School of Engineering, a Master’s degree in Information Management and a Master’s degree in Telecommunications from Washington University School of Engineering and Applied Science. Ms. Young brings to the Board deep experience in information technology and knowledge of cyber security risks.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE
NOMINEES LISTED ABOVE FOR ELECTION AS DIRECTORS OF THE COMPANY.

Directors Who are Not Standing for Re-election at the Annual Meeting

Robert E. Guest, Jr. was a partner at the Affinity Law Group from November 2007 to April 2023. Mr. Guest has over forty years of legal experience and practices in the areas of business growth, mergers and acquisitions, mezzanine debt and capital market financing. Mr. Guest serves on the Board of Directors of the St. Louis Aquarium Foundation and advises private and family-owned businesses on properly installing advisory or fiduciary boards. Bob received his Bachelor of Science degree in accounting from Missouri State University and his Juris Doctor from the University of Missouri at Columbia School of Law. As announced on February 21, 2025, Mr. Guest will not stand for re-election at the 2025 Annual Meeting of Shareholders.

James M. Havel has served on the Board of Advisors for Clayco Enterprises since 2025. Previously, he served as the Executive Vice President and Chief Financial Officer at Clayco from March 2019 to January 2025, and as Executive Vice President and Chief Financial Officer of Express Scripts Holding Company (Nasdaq: ESRX) from October 2017 through January 2019. From April 2016 through November 2016, Mr. Havel served as Chief Operating Officer of Vatterott Education Centers, a privately-held post-secondary trade school. From January 2015 through March 2016, Mr. Havel served as a financial executive with Express Scripts Holding Company. From April 2011 through December 2014, Mr. Havel served as the Chief Financial Officer of Major Brands Holdings. Prior to July 2010, Mr. Havel was a partner with Ernst & Young LLP. Mr. Havel has also previously advised public and private companies on acquisitions and strategic planning in connection with independent consulting work. As announced on February 21, 2025, Mr. Havel will not stand for re-election at the 2025 Annual Meeting of Shareholders.

Daniel A. Rodrigues has served as executive partner at Hidden Creek Equity since February 2019. Mr. Rodrigues has also served as a member of EB&T’s Board of Directors since May 2016. Previously, Mr. Rodrigues served as the vice president and general manager of KLX Aerospace Solutions from May 2016 to April 2017. Mr. Rodrigues also previously served as chief operating officer for Herndon Products, Inc. from January 2008 to May 2016. Mr. Rodrigues also serves as executive Chairperson at JGB Enterprises, Inc. and serves on the Dean’s Advisory Board of Parks College. As announced on February 21, 2025, Mr. Rodrigues will not stand for re-election at the 2025 Annual Meeting of Shareholders.

Eloise E. Schmitz has been the Chief Executive Officer and co-founder since 2013 of LoanNEX in St. Louis, Missouri, a residential mortgage product, pricing and eligibility pricing platform serving mortgage originators and investors. Previously, Ms. Schmitz was executive vice president and chief financial officer of Charter Communications, Inc. (Nasdaq: CHTR). She also has extensive corporate banking experience, having served at the former Mercantile Bank in St. Louis (now US Bank) and the former First Union National Bank in Charlotte, NC (now Wells Fargo). Ms. Schmitz is a graduate of Tulane University. As announced on February 21, 2025, Ms. Schmitz will not stand for re-election at the 2025 Annual Meeting of Shareholders.

BOARD AND COMMITTEE INFORMATION

The Board has determined that having an independent director serve as Chairperson of the Board is in the best interest of shareholders at this time. The Board regularly evaluates our governance structure and has concluded that the Company and its shareholders are best served by not having a formal policy regarding whether the same individual should serve as both Chairman and Chief Executive Officer. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. Director DeCola is the current Chairperson of the Board and has held that position since May 2023.

The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees; however, the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

All committee members are appointed by the Board on recommendation of the Nominating and Governance Committee. In addition, the Board has established membership standards for each committee which requires that a certain number of committee members must be “independent directors,” as that term is defined in Rule 5605(a)(2) of the Nasdaq rules.

The Board met six times in 2024. All incumbent directors attended at least 75% of all meetings of the full Board and of those committees on which they served in 2024. The Company’s Board periodically held executive sessions of the members of the Board who met the then current standards of independence. Executive sessions of the Board were presided over by the Chairperson of the Board.

While there is no formal policy concerning director attendance at the annual meeting, all members of the Board are encouraged to attend if reasonably able to do so. Thirteen of the fourteen then serving members of the Board attended the 2024 Annual Meeting of Shareholders.

The Company and the Board strongly believe a broad spectrum of backgrounds and varied perspectives is critical to the Company’s success and creating long-term value for our shareholders. We believe that a Board consisting of individual directors with diverse professional and personal backgrounds and perspectives ensures broader representation and inspires deeper commitment to management, employees and the communities we serve. While not specific to a particular policy, the Company’s Board utilizes an expansive view of diversity to include, without limitation, gender, demographic background, professional experience and other factors reflective of our client base and communities, when considering director candidates. At present, 40%1 of our Board is diverse from a female or underrepresented minorities perspective based on self-identification.

DIRECTOR COMPENSATION

The following table sets forth compensation paid to each of the Company’s non-employee directors during 2024.

Name	Fees Earned or Paid in Cash (a)	Stock Awards (b)	Total Annual Compensation
Lyne B. Andrich	$62,528	$59,972	$122,500
Michael A. DeCola	2	179,998	180,000
Michael E. Finn	50	79,533	79,583
Robert E. Guest, Jr.	73,028	59,972	133,000
James M. Havel	24	124,976	125,000
Michael R. Holmes	33	129,967	130,000
Nevada A. Kent, IV	73,028	59,972	133,000
Marcela Manjarrez	62,528	59,972	122,500
Stephen P. Marsh	57,528	59,972	117,500
Daniel A. Rodrigues	65,028	59,972	125,000
Richard M. Sanborn	57,528	59,972	117,500
Eloise E. Schmitz	62,528	59,972	122,500
Sandra A. Van Trease	6	137,494	137,500
Lina A. Young	62,528	59,972	122,500

(a) Includes fractional shares paid in cash.
(b) The amounts shown in this column represent the grant date fair value, computed in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation-Stock Compensation (“ASC 718”). For more information, please refer to Note 15 – Shareholders’ Equity and Compensation Plans included in the Company’s 2024 Consolidated Financial Statements on Form 10-K filed with the Securities and Exchange Commission on February 28, 2025.

In 2024, non-employee directors received a $110,000 annual retainer, except for Mr. DeCola who received a $180,000 retainer for his service as Chairperson of the Board and Executive Committee. Annual retainers are paid in July of each year for the 12-month service period. Mr. Finn joined the Board on October 30, 2024 and was paid on a pro rata basis.

For committee service, additional retainers are paid as follows for each committee:

	Audit Committee	Risk Committee	Human Capital and Compensation Committee	Nominating and Governance Committee
Chairperson	$18,000	$18,000	$15,000	$15,000
Non-Chairperson Committee Member	7,500	7,500	5,000	5,000

Non-employee directors receive a minimum of approximately $60,000 of their retainer in shares of EFSC common stock unless a non-employee director elects to receive 100% of such director’s retainer fees in shares. Any election to receive 100% of the retainer fees in shares will remain in effect until revoked by the non-employee director. The number of shares received by the non-employee director depends on the fair market value of the Company’s common stock on the date of grant. Shares are granted on the date that the cash retainer or meeting fees would otherwise have been paid. Shares are fully vested upon grant.

1As noted elsewhere in this proxy statement, Messrs. Guest, Havel, Rodrigues and Ms. Schmitz are not standing for re-election and their terms as Board directors will cease as of the 2025 Annual Meeting. Excluding these directors, 45% of our Board is diverse from a female or underrepresented minorities perspective based on self-identification.

EXECUTIVE COMMITTEE
The Executive Committee is empowered to act on behalf of, and to exercise the powers of, the full Board in the management of the business and affairs of the Company when the full Board is not in session, except to the extent limited by applicable Delaware law. The charter for the Executive Committee may be found in the investor relations section of the Company’s website at www.enterprisebank.com. All actions by the Executive Committee are reported at the next regular Board meeting. The Executive Committee met one time in 2024.

All members of the Executive Committee meet the Nasdaq independence standards. In 2024, Directors DeCola (Committee Chairperson), Guest, Holmes, Kent and Van Trease served on the committee for the full year.

AUDIT COMMITTEE
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board by reviewing all audit processes and fees, the financial information provided to the shareholders and the Company’s systems of internal financial controls. The Audit Committee has the authority and responsibility to select and evaluate and, where appropriate, replace the Company’s independent registered public accounting firm.

The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting, legal and regulatory compliance and the Company’s anonymous “whistleblower” reporting system. To satisfy these oversight responsibilities, the committee separately meets regularly with the Company’s Chief Financial Officer, its Chief Legal Officer, its Chief Risk Officer, its Director of Internal Audit, the Company’s independent registered public accounting firm, and management. The Audit Committee Chairperson periodically meets between formal committee meetings with the Company’s Chief Financial Officer, its Director of Internal Audit, and the Company’s independent registered public accounting firm. The committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the internal auditors and the independent registered public accounting firm, the status of material litigation, accounting changes that could affect the Company’s financial statements and proposed audit adjustments.

All members of the Audit Committee meet the Nasdaq independence standards and meet the additional requirements applicable to Audit Committee members. In 2024, the Audit Committee consisted of Directors Kent (Committee Chairperson), Andrich, Havel, Rodrigues, Schmitz, and Van Trease for the full year. The Audit Committee met five times in 2024.

The Board has determined that Audit Committee members Kent, Andrich, Havel, Schmitz, and Van Trease satisfy the requirements of an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and satisfy the definition of “financially sophisticated” under Nasdaq Rule 5605(c).

The Company’s Board has determined that none of the Directors on the Audit Committee have a relationship with the Company or the Bank that would interfere with the exercise of independent judgment in carrying out their responsibilities as director. None of them is, nor have they been for the past three years, an employee of the Company or the Bank, and none of their immediate family members is, nor have they been for the past three years, an executive officer of the Company or the Bank.

As noted in the Audit Committee charter, which is available in the investor relations section of the Company’s website at www.enterprisebank.com, the Company’s management is responsible for preparing the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for auditing the financial statements. The activities of the Audit Committee are in no way designed to supersede or alter those traditional responsibilities. The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of quality of audits performed by the independent registered public accounting firm. The Audit Committee reassesses the adequacy of the charter on an annual basis.

The Audit Committee has considered whether the provision by the Company’s independent registered public accounting firm of the services covered by the audit fees is compatible with maintaining its independence and has concluded that it is compatible. The Audit Committee is responsible for pre-approving all auditing services and permitted non-auditing services to be performed by the Company’s independent registered public accounting firm. The Chairperson of the Audit Committee has authority to approve in advance all audit or non-audit services to be performed by the independent registered public accounting firm, but must report any such approval to the full Audit Committee at the next regularly scheduled meeting.

The Report of the Audit Committee appears on page 49 of this Proxy Statement.

NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee assists the Board in identifying and recommending qualified director nominees for election at the 2025 Annual Meeting. The charter for the Nominating and Governance Committee may be found in the investor relations section of the Company’s website at www.enterprisebank.com. The committee recommends membership on Board committees, reviews and assesses the Company’s governance guidelines, policies and practices, and oversees an annual Board self-evaluation.

All members of the Nominating and Governance Committee meet the Nasdaq independence standards. In 2024, the Nominating and Governance Committee consisted of Directors Van Trease (Committee Chairperson), DeCola, Guest, Holmes, Manjarrez, Schmitz, and Young for the full year. The committee met six times in 2024.

The Nominating and Governance Committee may consider candidates for Board membership coming to its attention through current Board members, search firms, shareholders and other persons. Suggestions for nominees from shareholders are evaluated in the same manner as other nominees. Any shareholder nomination must be submitted in writing to the Company’s Corporate Secretary at: Enterprise Financial Services Corp, 150 North Meramec Ave., Clayton, Missouri 63105, and should include the shareholder’s name, address and the number of the Company’s shares owned by the shareholder, along with the nominee’s name and qualifications in accordance with the procedures set forth in our By-Laws. No shareholder nominations for director were received for the 2025 Annual Meeting.

The Nominating and Governance Committee has the flexibility to consider various factors it deems appropriate in identifying and evaluating potential candidates for director nominees as there is no strict set of qualifications that must be satisfied before a candidate may be considered. These factors may include education and a broad spectrum of experience with business and other organizations comparable with EFSC, the interplay of the candidate’s experience with that of other members of the Board, and the extent to which the candidate would be a desirable addition to the Board and to any of the committees of the Board. The Nominating and Governance Committee will evaluate nominees for directors submitted by shareholders in the same manner in which it evaluates other director nominees.

Shareholders may communicate directly to the Board, including individual directors and our presiding Chairperson, by sending a letter to the Board at the following address: Enterprise Financial Services Corp Board of Directors, 150 North Meramec Ave., Clayton, Missouri 63105. All communications directed to the Board will be received and processed by the Company’s Corporate Secretary and will be transmitted to the Chairperson of the Nominating and Governance Committee without any editing or screening.

HUMAN CAPITAL AND COMPENSATION COMMITTEE

In 2024, the Human Capital and Compensation Committee consisted of Directors Holmes (Committee Chairperson), Andrich, DeCola, Kent, and Van Trease for the full year. Director Finn was appointed to serve on the committee in December 2024. The Human Capital and Compensation Committee met four times in 2024. The Human Capital and Compensation Committee is comprised solely of non-employee directors, all of whom the Board has determined are independent pursuant to the Nasdaq rules. The responsibilities of the Human Capital and Compensation Committee are set forth in its charter, which is available in the investor relations section of the Company’s website at www.enterprisebank.com, and includes the responsibility for establishing, implementing and continually monitoring compliance with the Company’s compensation philosophy, as well as responsibility for strategic level oversight of the Company’s human capital management function. During 2024, no member was an executive officer of another entity on whose compensation committee or board of directors an executive officer of the Company served.

The Human Capital and Compensation Committee is responsible for the oversight of risks relating to employment policies and the Company’s compensation and benefits program. To assist it in satisfying these oversight responsibilities, the Human Capital and Compensation Committee has retained its own compensation consultant and meets regularly with management and with outside counsel to understand the financial, human resources and shareholder implications of compensation decisions being made. For additional information regarding our engagement of a compensation consultant, see “Executive Compensation - Overview of the Compensation Process.” The Human Capital and Compensation Committee is also responsible for oversight of the Company’s human capital related programs and strategies, including without limitation, workforce and leadership development and processes for talent management and succession planning.

The Human Capital and Compensation Committee Report appears on page 22 of this Proxy Statement.

RISK COMMITTEE

The Risk Committee assists the Board in carrying out its responsibilities with respect to the comprehensive oversight of the types and levels of risk being incurred by the organization, and the effectiveness of the methods used to identify, monitor, manage, and report those risks. The charter for the Risk Committee may be found in the investor relations section of the Company’s website at www.enterprisebank.com.

The responsibilities of the Risk Committee are to review the Company’s Risk Appetite Statement and Risk Tolerances, evaluate the Company’s risk priorities, and to monitor and evaluate the Company’s risk profile as determined by management. Additionally, the Risk Committee is responsible for the evaluation and oversight of the implementation of the Company’s strategy on environmental, health and safety, corporate social responsibility, sustainability, and other public policy matters. Also, the Risk Committee oversees the composition and activities of the Company’s Risk Oversight Committee.

In 2024, the Risk Committee consisted of Directors Guest (Committee Chairperson), Havel, Manjarrez, Marsh, Rodrigues, Sanborn, and Young for the full year. Director Finn was appointed to the committee in December 2024. The committee met four times in 2024. Directors Guest, Finn and Sanborn, in particular, have extensive experience in identifying, assessing and/or managing enterprise risk.

CORPORATE CODE OF ETHICS

The Company has implemented a Code of Ethics applicable to our directors, Chief Executive Officer, Chief Financial Officer, other executive and senior management, and to all of our employees. Our Code of Ethics provides fundamental ethical principles to which these individuals are expected to adhere. Our Code of Ethics operates as a tool to help our directors and employees understand and adhere to these high ethical standards required for employment by, or association with, the Company and the Bank. Our Code of Ethics is available on our website at www.enterprisebank.com under the investor relations section. Our shareholders may also obtain written copies at no cost by writing to us at the address: Enterprise Financial Services Corp, 150 North Meramec Ave., Clayton, Missouri 63105. Any future changes or amendment to our Code of Ethics and any waiver that applies to one of our senior financial officers or a member of our Board will be posted on our website.

INSIDER TRADING POLICY
The Company has adopted an insider trading policy governing the buying, selling, or other transfers of its securities by its directors, officers, and employees that the Company believes is reasonably designed to promote compliance with federal and state securities laws and any listing standards applicable to the Company. It is the Company’s policy to comply with all applicable securities laws and regulations (including appropriate approvals by the Company’s board of directors, if required) when engaging in transactions in the Company’s securities.

EXECUTIVE OFFICERS

EXECUTIVE OFFICERS OF THE REGISTRANT

The executive officers of the Company, as of March 13, 2025, are as follows:

Name	Age	Principal Business Experience
James B. Lally	57	Chief Executive Officer of Enterprise Financial Services Corp since May 2017, Chief Executive Officer and Chairman of the Board of Directors of Enterprise Bank & Trust since May 2022; President of Enterprise Financial Services Corp since August 2016; Executive Vice President and Director of Fee Businesses for Enterprise Bank & Trust from May 2016 through August 2016; President of Commercial Banking of Enterprise Bank & Trust from 2014 through May 2016; President of the St. Louis Region of Enterprise Bank & Trust from 2011 through 2014.

Keene S. Turner	45	Senior Executive Vice President and Chief Financial Officer of Enterprise Financial Services Corp and Enterprise Bank & Trust since May 2023; Executive Vice President and Chief Financial Officer of Enterprise Financial Services Corp from October 2013 through April 2023; Chief Financial Officer of Enterprise Bank & Trust from 2013 through 2016 and since February 2019; Assistant Corporate Secretary of Enterprise Bank & Trust since May 2022 and Corporate Secretary of Enterprise Bank & Trust from 2013 through May 2022; Executive Vice President and Chief Accounting Officer of National Penn Bancshares, Inc. from February 2010 through October 2013.

Scott R. Goodman	61	Senior Executive Vice President of Enterprise Financial Services Corp and President of Enterprise Bank & Trust since May 2023; Executive Vice President of Enterprise Financial Services Corp and President of Enterprise Bank & Trust from April 2013 through April 2023; Executive Vice President and Director of Commercial Banking & Wealth Management of Enterprise Bank & Trust from May 2012 through April 2013.

Douglas N. Bauche	55	Senior Executive Vice President and Chief Credit Officer of Enterprise Financial Services Corp and Enterprise Bank & Trust since May 2023; Chief Credit Officer of Enterprise Bank & Trust from May 2016 through April 2023; President of the St. Louis Region of Enterprise Bank & Trust from March 2014 through April 2016 and from December 2018 through January 2020; President of the St. Charles Region of Enterprise Bank & Trust from March 2000 through March 2014.

Bridget Huffman	42	Senior Executive Vice President and Chief Risk Officer of Enterprise Financial Services Corp and Enterprise Bank & Trust since May 2023; Executive Vice President and Chief Risk Officer of Enterprise Bank & Trust from November 2022 through April 2023; Senior Vice President, Enterprise Risk Management, Enterprise Bank & Trust, from August 2020 through November 2022; Senior Vice President, Finance and Corporate Development from April 2019 to August 2020; Senior Vice President, Financial and Regulatory Reporting, from April 2017 to April 2019; Senior Vice President, Manager of Internal Controls from April 2015 through February 2017; and Vice President, Internal Audit Manager from November 2010 to April 2015.
Nicole M. Iannacone	45	Senior Executive Vice President, Chief Legal Officer and Corporate Secretary of Enterprise Financial Services Corp and Enterprise Bank & Trust since May 2023; Corporate Secretary of Enterprise Financial Services Corp since January 2018; Executive Vice President of Enterprise Bank & Trust from December 2018 through April 2023; Chief Legal Officer of Enterprise Bank & Trust since 2022; Corporate Secretary of Enterprise Bank & Trust since May 2022; General Counsel of Enterprise Bank & Trust from 2014 to 2022 and Assistant Corporate Secretary of Enterprise Bank & Trust from 2014 to May 2022; Chief Risk Officer of Enterprise Bank & Trust from 2018 to 2022; Senior Vice President of Enterprise Bank & Trust from 2015 to 2018; Vice President of Enterprise Bank & Trust from 2014 to 2015; Attorney at Jenkins & Kling, P.C. from 2005 to 2014.

Mark G. Ponder	54	Senior Executive Vice President and Chief Administrative Officer of Enterprise Financial Services Corp and Enterprise Bank & Trust since May 2023; Executive Vice President and Chief Administrative Officer of Enterprise Bank & Trust from December 2018 through April 2023; Senior Vice President and Controller of Enterprise Financial Services Corp from March 2012 to March 2019; Chief Financial Officer of Enterprise Bank & Trust from August 2016 to February 2019.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding our compensation programs for our named executive officers (“Named Executive Officers” or “NEOs”) for 2024, including our overall philosophy, components of compensation that we provide, and the objectives and intended incentives of our programs. Our Named Executive Officers for 2024 were as follows:

Name	Title
James B. Lally	President and Chief Executive Officer, Enterprise Financial Services Corp, Chairman and Chief Executive Officer, Enterprise Bank & Trust
Keene S. Turner	Senior Executive Vice President and Chief Financial Officer, Enterprise Financial Services Corp and Enterprise Bank & Trust
Scott R. Goodman	Senior Executive Vice President, Enterprise Financial Services Corp and President, Enterprise Bank & Trust
Douglas N. Bauche	Senior Executive Vice President and Chief Credit Officer, Enterprise Financial Services Corp and Enterprise Bank & Trust
Mark G. Ponder	Senior Executive Vice President and Chief Administrative Officer, Enterprise Financial Services Corp and Enterprise Bank & Trust.

Principles. Our compensation philosophy is to provide competitive compensation that rewards executives for performance and management of risk. We develop and administer compensation programs consistent with the following principles:

•Compensation will include a substantial performance-based component which is:
◦based on clearly defined goals;
◦aligned with measurable business results, appropriate risk management and increase in shareholder value; and
◦linked to successful implementation of our business plan.
•Compensation is designed to attract, motivate and retain top talent.
•Compensation will be fair and market competitive.

Executive Compensation at a Glance.

2024 Say on Pay Vote Results: 96% approval of compensation program
Pay “At Risk”: 74% of CEO’s total compensation was variable or at risk; average of 61% variable compensation for all other NEOs
2024 Short-Term Incentive Plan (“STIP”) Payments:
•The 2024 STIP metrics and weightings for loan growth decreased from 15% to 10%, and the ratio of nonperforming assets to total assets increased from 10% to 15% to increase the impact as credit normalizes. The metrics and weightings were:
◦40% earnings per share (“EPS”);
◦20% return on average tangible common equity (“ROATCE”);
◦15% ratio of nonperforming assets to total assets;
◦10% loan growth; and
◦15% subjective leadership rating.
Long-Term Incentive Plan (“LTIP”) for NEOs:
•60% performance-based restricted stock units (“RSUs”);
•25% non-qualified stock options; and
•15% time-based RSUs.
2024 Payout Results:
•STIP payments for the NEOs were paid in the range of 137-139% of target.
•LTIP awards for the 2022-2024 performance period resulted in performance awards at 181% of target.

	What we do:		What we don’t do:
✓	Align short and long-term incentive plan targets with business goals and shareholder interests	✓	Provide Section 280G gross-up payments
✓	Conduct annual say on pay advisory vote	✓	Reward executives for taking excessive, inappropriate or unnecessary risk
✓	Conduct shareholder outreach	✓	Allow repricing or backdating of equity awards
✓	Retain an independent compensation consultant to advise our Human Capital and Compensation Committee	✓	Spring-load equity awards
✓	Use performance metrics that compare our performance to external benchmarks	✓	Provide multi-year guaranteed salary increases or guaranteed bonuses
✓	Maintain an insider trading policy	✓	Rely exclusively on shareholder return as our only performance metric
✓	Maintain a clawback policy that applies to NEOs and other executives	✓	Award incentives for below-threshold performance
✓	Maintain a stock ownership policy for executive officers	✓	Pay dividends on unearned or unvested equity awards
✓	Reevaluate and update the composition of our peer group regularly	✓	Permit hedging and pledging (unless preapproved) of our stock by executives and/or Board of Directors
✓	Limit vesting of performance-based RSUs in the event the results of a total shareholder return performance metric are negative	✓	Have single trigger vesting on our equity-based compensation awards

Fiscal Year 2024. The Company’s financial condition, operating results and liquidity in 2024 continued to be impacted by monetary policy actions. The Federal Reserve decreased the target federal funds rate 100 basis points in the fourth quarter 2024, following a 100 basis points increase in 2023 to the highest rate in over 20 years. Organic growth and an increased yield on interest-earning assets was partially offset by the rise in short-term interest rates in 2024 that increased the cost of deposits and other interest-bearing liabilities.

The Company had strong financial performance in 2024, including:

•Record operating revenue (net interest income and noninterest income) of $638 million.
•Net income and diluted earnings per share of $185 million and $4.83, respectively.
•Increased tangible book value per share2 10% to $37.27.
•Achieved a Pre-Provision Net Revenue “PPNR” return on average assets2 of 1.7%.
•Achieved an adjusted return on average tangible common equity2 of 13.71%.
•Increased total loans by 3% and deposits by 8%.
•Strengthened the liquidity profile of the balance sheet.
•Maintained strong asset quality, with a ratio of nonperforming assets to total assets of 0.30%.
•Common shareholder dividends increased 6% in 2024, the tenth consecutive year dividends have been increased.

2A non-GAAP measure. Refer to discussion and reconciliation of this measure in Appendix B.

The STIP payouts were 137%-139% of the target opportunity for the Named Executive Officers. The LTIP performance cycle ending in 2024 resulted in a payout equal to 181% of target shares. The payout for the three-year LTIP cycle ending in 2024 included a maximum payout of 200% of target on the performance award based on the EPS goal and a payout of 162% of target on the relative total shareholder return (“TSR”) portion of the award. Overall, we believe our compensation program has been designed and implemented consistent with our principles and that our NEOs realized compensation has been aligned with the Company’s performance.

Further, just as our business is adapting for future success, so too is our compensation program. Our compensation program is continually reviewed and will be adapted as needed to support progress towards achievement of goals.

Shareholder Engagement. Our shareholders have consistently approved our executive compensation program by high margins in every shareholder advisory vote on executive compensation that we have conducted. Last year, shareholders approved our executive compensation program with 96% of voted ballots cast in favor of our program. These votes are advisory and not binding upon the Human Capital and Compensation Committee of the Board (the “Committee”); however, the Committee takes the outcome of the votes into consideration in making executive compensation decisions.

The Company maintains an active dialogue with many of its institutional shareholders. In this process, the Company discusses matters ranging from financial results, executive compensation, and corporate governance. This dialogue assists the Company in developing its approach to future compensation as well as additional considerations regarding select governance and risk management matters.

Allocation of Compensation Components in 2024. Below is a summary of the allocation of compensation for our Named Executive Officers in 2024:

Name	Base Salary (1)	Bonus (2)	Short-term Annual Incentive Compensation (3)	Long-term Incentive Compensation (4)	Other Compensation (5)	Total
James B. Lally	25%	—%	31%	43%	1%	100%
Keene S. Turner	33%	—%	25%	40%	2%	100%
Scott R. Goodman	36%	—%	25%	36%	3%	100%
Douglas N. Bauche	38%	—%	24%	34%	4%	100%
Mark G. Ponder	37%	4%	23%	33%	3%	100%

(1)    Base salary percentages reflect amounts disclosed in the “Summary Compensation Table” for Named Executive Officers. For more information, see the discussion under the heading “Base Salaries” below.
(2)    Mr. Ponder received a bonus payment of $50,000 in connection with his role of leading a successful completion of a core system conversion.
(3)    For more information, see the heading “Short-Term Incentive Plan” below.
(4)    For more information, see the heading “Long-Term Incentive Plan” below.
(5)    Percentages are based on the amounts disclosed as “All Other Compensation” in the “Summary Compensation Table” for Named Executive Officers. For more information, see the discussion under the heading “Named Executive Officer Perquisites” below.

Overview of the Compensation Process
The Committee administers the Company’s executive compensation programs under the authority of its charter approved by the Board. The Committee has responsibility for establishing, implementing and monitoring compliance with the Company’s compensation philosophy.

The Committee has overall responsibility relating to compensation for the officers and other employees of the Company. Other than with respect to Named Executive Officers and other executive officers, the Committee delegates certain of those functions to management. In the case of Named Executive Officers and other executive officers, the Committee establishes and reviews base salaries, short-term incentives, and long-term incentives, including measurement metrics and goals. With respect to executives below this level, the Committee reviews management’s recommendations with respect to these matters. In the case of our non-executive employees, the Committee reviews, approves, and monitors overall compensation practices. The Committee retains oversight over compensation programs that are delegated to management, including evaluating compensation structure and practices to determine that they do not encourage inappropriate risk to the Company.

Performance Reviews. The Executive Committee is responsible for overseeing and delivering the annual performance review of the Chief Executive Officer. This review is based on the financial performance of the Company, the change in shareholder value, growth in the human capital of the organization, effective succession planning, leading the organization’s culture, the Company’s overall management of risk, and development and execution of our strategy. The Executive Committee meets and reviews the overall assessment of the Chief Executive Officer without the Chief Executive Officer being present. The Executive Committee reports the Chief Executive Officer’s rating to the Human Capital and Compensation Committee.

Our Chief Executive Officer conducts and approves performance evaluations for the other Named Executive Officers and shares the evaluations with the Human Capital and Compensation Committee. A member of the Human Capital and Compensation Committee presents the Committee’s decisions for compensation of each Named Executive Officer to the full Board.

Compensation Consultant. The Committee has the authority to directly engage the services of a Compensation consultant or other advisors. Willis Towers Watson (“WTW”) was retained by the Committee to serve as the Company’s independent compensation consultant for 2024. In connection with the 2024 retention, the Committee assessed WTW’s independence, considering the factors set forth in Nasdaq Rule 5605(d)(3) regarding compensation advisor independence, consistent with the Committee’s Charter. The Committee did not find any conflict of interest with respect to WTW in 2024.

WTW’s work for the Committee in 2024 included: (i) presentation of market competitive data for purposes of the Committee’s analysis of the Company’s compensation for executive officers; (ii) providing business and technical advice on executive compensation matters, including short-term and long-term incentive compensation and recent trends; (iii) pay for performance and shareholder meeting analysis; (iv) an assessment of peer and industry incentive plan design and practices; (v) an assessment of the Company’s peer group used for compensation purposes; and (vi) updates on regulatory changes.

Comparisons to Peer Group. The Committee uses competitive data to compare its compensation levels to a group of peer companies with respect to the following elements of compensation for Named Executive Officers:

•Base salary;
•Short-term annual incentives;
•Equity compensation elements such as performance contingent grants of stock; and
•Other elements that to date have been reported publicly under SEC rules.

The Committee selects the peer group with the advice of the Company’s compensation consultant and input from management.

The peer group companies were selected to reflect financial institutions of comparable asset size to the Company with operations that are comparable to the Company’s lines of business. The Committee believes that these component companies represent institutions that compete for the Company’s talent pool. The Committee does not set rigid benchmarks for compensation of Named Executive Officers. The Committee’s objective is to offer total target compensation for Named Executive Officers that is competitive with the Company’s peers considering the relative performance of the executive and the Company. The Committee evaluates the competitiveness of the Company’s executive compensation by comparisons to the peer group to be competitive and enhance retention.

In 2024, our peer group consisted of the following companies:

1st Source Corporation	Heartland Financial USA, Inc.
Atlantic Union Bankshares	Hope Bancorp, Inc.
BancFirst Corporation	Independent Bank Group
Brookline Bancorp, Inc.	Origin Bancorp, Inc.
Eagle Bancorp, Inc.	Park National Corporation
First Busey Corporation	Renasant Corporation
First Commonwealth Financial Corp	ServisFirst Bancshares, Inc.
First Financial Bancorp	Simmons First National Corporation
First Financial Bankshares, Inc.	Trustmark Corporation
First Merchants Corporation	Veritex Holdings, Inc.

Setting Compensation. The Committee considers the results of performance evaluations, peer group comparisons, and a review of the Company’s goals and objectives. Based on this review, the Committee approves, and reports to the Board its decisions regarding the base salary, STIP targets and LTIP awards for our Named Executive Officers for the current year, as well as short-term incentive compensation earned for the prior year.

Compensation Components
Our executive compensation consists primarily of these three components:

•Base salary;
•Short-term annual incentive awards; and
•Long-term equity incentive compensation.

As is customary in our industry, we also provide modest levels of perquisites, described later, to our Named Executive Officers and participation in other benefit programs that are generally available to the general associate population (e.g., health care, disability, life insurance, an employee stock purchase plan and a defined contribution plan). The “Summary Compensation Table” on page 27 provides additional information on these perquisites and benefits.

The Committee maintains a flexible policy for the allocation of compensation components. Allocations of compensation among the various components are intended to align compensation with achievement of short- and long-term performance goals and appropriate risk management while remaining competitive in comparison to the Company’s peer group.

Base Salaries. Base salaries recognize and compensate for competencies, experience, and knowledge that we believe our Named Executive Officers must possess. The Committee also considers external market data to assess the competitiveness of our base salary levels.

The Committee evaluated the NEOs’ total compensation and implemented base salary increases for 2024. The increases were based on: the Company’s financial and operating performance; the depth and breadth of the Company’s operations; market and competitive forces; and the NEOs’ leadership examples. Based on these factors, in 2024, the Committee approved increases in base salaries for the Company’s Named Executive Officers as follows:

Named Executive Officer	Base Salary Increase
James B. Lally	3.0%
Keene S. Turner	4.0%
Scott R. Goodman	4.1%
Douglas N. Bauche	4.7%
Mark G. Ponder	4.0%

The increases align each NEO’s base compensation to a band of total compensation similar to peers. In making its determinations regarding base compensation and STIP, the Committee generally attempts to pay NEOs at approximately the 50th percentile for target levels of performance. The Committee generally prefers that LTIP opportunities are targeted in a manner such that total direct compensation will fall between the 50th and 75th percentile of the Company’s peers at target level of performance in order to retain and incent high quality executives in a manner consistent with shareholder interests.

Short-Term Incentive Plan. Our STIP is designed to align compensation with the Company’s and an executive’s performance in a given year. The program sets a threshold, target and exceptional level of short-term incentive awards that an NEO is eligible to earn. In the first quarter of each year, our CEO, with the input of other members of management where appropriate, presents proposed performance metrics and goals to the Committee for review and approval. The relative importance of each goal in comparison to all goals is determined, and the resulting weightings determine potential incentive payments for each goal. The Committee also references external market data to determine appropriate target levels of payments.

Each NEO’s 2024 target STIP opportunity was as follows:

Named Executive Officer	STIP Target as a % of Base Salary
James B. Lally	90%
Keene S. Turner	55%
Scott R. Goodman	50%
Douglas N. Bauche	45%
Mark G. Ponder	45%

For performance below threshold level of any goal, there is no payment with respect to that goal. Payout for performance between the threshold, target and exceptional levels is determined using straight-line interpolation. The program provides the Committee discretion to make awards subject to a maximum.

The Company’s 2024 STIP utilized five metrics and goals, consistent with our strategic plan, that were applied across all NEOs and other members of senior management. The Committee believes the metrics and goals align the interests of NEOs and other members of senior management’s incentives with the interests of the Company’s shareholders and encourage superior performance in critical areas, such as efficient operations, profitability, prudent growth and effective risk management.

Following is a summary table of the STIP performance metrics and goals, and the actual results of the Company for 2024 as modified as described below the table:

($ in thousands, except per share data)	% Weight At Target	Threshold	Target	Exceptional	Actual (1)
EPS	40%	$3.20	$4.18	$4.78	$4.94
Loan growth	10%	$327,000	$544,000	$762,000	$336,237
ROATCE	20%	10.20%	12.20%	13.60%	13.89%
Ratio of nonperforming assets to total assets	15%	1.00%	0.50%	0.25%	0.30%
(1) The EPS and ROATCE results were adjusted to exclude the impact of $4.9 million of core system conversion expenses and $0.6 million of FDIC special assessment charges caused by the bank failures in the first half of 2023.

In addition to the above four Company-based metrics, 15% of each NEO’s STIP award is based on his or her leadership rating. The “Leadership Rating” goal consists of a rating of between one and four. The threshold level is a rating of two, the target level is a rating of three and the exceptional level is a rating of four. The Leadership Rating measures an NEO’s subjective performance during the past fiscal year and is based on expectations set for the leader at the beginning of the fiscal year. The Committee evaluates the leadership for each NEO as part of the annual performance review process.

Based on the achievements listed on page 15, for 2024, the Leadership Rating was 3.75 for Mr. Lally and a Leadership Rating of 4 was assigned to Messrs. Turner, Goodman, Bauche, and Ponder.

The 2024 STIP payouts for each NEO are set forth below:

Name		Threshold	Target	Exceptional	Actual
James B. Lally	Award Value	$405,563	$811,125	$1,216,688	$1,109,927

Keene S. Turner	Award Value	171,600	343,200	514,800	476,062

Scott R. Goodman	Award Value	126,250	252,500	378,750	350,250

Douglas N. Bauche	Award Value	100,125	200,250	300,375	277,773

Mark G. Ponder	Award Value	95,940	191,880	287,820	266,162

Long-Term Incentive Plan. Our objectives for the LTIP for our Named Executive Officers include:

•Aligning incentives with increases in shareholder value;
•Attracting and retaining talented executives;
•Encouraging appropriate long-term risk management practices; and
•Providing a clear line of sight towards long-term success.

Each NEO’s 2024 target LTIP opportunity was as follows:

Named Executive Officer	LTIP Target as a % of Base Salary
James B. Lally	175%
Keene S. Turner	125%
Scott R. Goodman	100%
Douglas N. Bauche	90%
Mark G. Ponder	90%

The Committee also considers external market data to determine competitive dollar levels of long-term incentive compensation and an appropriate mix between base salary, annual incentive, and long-term incentives.

Grants under the LTIP include performance and time-based restricted stock units and non-qualified stock options. Performance based units vest upon achievement of performance goals during a three-year period. Time-based units and options vest in full at the end of the three-year period. The Committee has allocated a significant portion of NEO stock awards to include performance criteria. The Committee believes that stock awards with performance conditions provide more competitive equity compensation to executives and greater alignment with shareholders. In addition, granting performance-based awards with overlapping three-year performance periods incentivizes and rewards our executives for long-term Company success.

Each year management makes a recommendation to the Committee for grants to Named Executive Officers other than the CEO. The Committee reviews this proposal in light of the Committee’s goals and philosophies for incentive compensation, the Company’s strategy and long-term goals, and marketplace information, including market data provided by compensation consultants. The Committee makes the final determination of the amount and structure of grants to each Named Executive Officer.

Long-Term Incentive Plan Awards for 2022-2024 Performance Period
Grants for the performance period provided for the possibility of awards at a threshold, target and exceptional level based on the Company’s performance against two financial goals: (1) TSR, and (2) EPS. In addition, grants for Named Executive Officers have a weighting of 40% based on continued service through the end of the performance periods. The 40% based on continued service includes 25% in stock options and 15% in time-based restricted stock units.

The performance goals and actual outcomes for the period are set forth below:

2022 - 2024 Performance Period
Goal	Weight	Threshold	Target	Exceptional	Actual
TSR	30%	25th percentile	60th percentile	80th percentile	72nd percentile
EPS	30%	$13.07	$14.21	$15.35	$15.37
Continued Service	40%	N/A	N/A	N/A	N/A
	100%
In determining actual performance against the cumulative EPS goal, the Company excluded the impact of $4.9 million of core system conversion expenses, and $3.0 million of FDIC special assessment charges caused by the bank failures in the first half of 2023. The Committee believes that these adjustments are appropriate for the following reasons: (i) the adjustment for core system conversion expenses creates a better “apples to apples” comparison between the Company and our peer companies; and (ii) the effect of these expenses was not contemplated at the time that the original goals were established for this three-year cycle. The cumulative effect of these adjustments was an increase to reported EPS of $0.16. These adjustments did not impact the TSR calculation.

For each goal, achieving threshold performance pays at 25% of target value and achieving exceptional performance pays at 200% of target value. For performance below threshold level of any goal, there is no payment with respect to that goal. Payout for performance falling between the threshold, target and exceptional levels is determined using straight-line interpolation. Based on the Company’s actual performance during the 2022-2024 performance period, the Company awarded shares for the EPS goal at the maximum level (200% of target) and awarded shares between target and exceptional for the TSR goal (162% of target). This resulted in performance awards at 181% of the aggregate target level.

Our Named Executive Officers received the following respective awards under the LTIP, including time-based service awards, for the 2022-2024 performance period:

2022-2024 LTIP Award
	Shares of Common Stock			Stock Options
Named Executive Officer	Performance Award	Service Award	Total	Service Award
James B. Lally	26,007	3,592	29,599	20,325
Keene S. Turner	12,710	1,756	14,466	9,934
Scott R. Goodman	8,486	1,172	9,658	6,631
Douglas N. Bauche	6,502	898	7,400	5,081
Mark G. Ponder	6,241	862	7,103	4,878
The shares awarded were in the form of common stock.

Long-Term Incentive Open Grants for 2023-2025 and 2024-2026 Performance Periods
Long-Term Incentive Plan grants are open with respect to the 2023-2025 and 2024-2026 performance periods. Grants for Named Executive Officers are reflected in the Summary Compensation Table in the year of grant on page 27 and the Grants of Plan-Based Awards table on page 33. The LTIP grants relating to the 2023-2025 performance periods vest 30% based on TSR return goals, 30% based on EPS goals, and 40% based on continued service through the end of the performance period. LTIP grants for the 2024-2026 performance periods are the same as the 2023-2025 cycle. For both cycles, the 40% based on continued service includes 25% in stock options and 15% in time-based restricted stock units.

For each performance-based goal, achieving threshold performance pays at 25% of target value and achieving exceptional performance pays at 200% of target value. For performance below threshold level of any goal, there is no payment with respect to that goal. Payout for performance falling between the threshold, target and exceptional levels is determined using straight-line interpolation. The open grants to Named Executive Officers under these LTIP grants will be paid in the form of immediately vested shares of common stock or stock options, as applicable.

Named Executive Officer Perquisites. We provide perquisites and other personal benefits to Named Executive Officers that we believe are reasonable and consistent with our overall compensation program. See the “All Other Compensation - Supplemental Table” on page 28 for more information on these items.

Retirement Plans. We expect executives to plan for and fund their own retirement through a defined contribution 401(k) plan that is generally available to most of the employees of the Company and a Deferred Compensation Plan that permits certain executives to defer a limited portion of salary and incentive payouts into any of several hypothetical investment alternatives. The Company has historically provided a Company match to the 401(k) plan. There are no Company contributions to the Deferred Compensation Plan. We do not maintain defined benefit retirement or supplemental executive retirement plans or provide for post-retirement benefits.

Timing of Grants
Grants of options are generally made by and at meetings of the Human Capital and Compensation Committee on a predetermined schedule. As part of the Company’s annual compensation review process, the Human Capital and Compensation Committee approves stock option and RSU awards to our NEOs. The Human Capital and Compensation Committee did not take material nonpublic information into account when determining the timing and form of grants in 2024. It is the Company’s practice not to time the disclosure of material non-public information for the purpose of affecting the value of executive compensation. Instead, the timing of grants is in accordance with the yearly compensation cycle, with awards granted at the start of the new fiscal year to incentivize the executives to deliver on the Company’s strategic objectives for the new fiscal year. In certain circumstances, including the hiring or promotion of an officer, the Human Capital and Compensation Committee may approve grants to be effective at other times.

Change in Control Severance Benefits
We have entered into employment agreements with certain of our Named Executive Officers granting them “double-trigger” change in control severance benefits (i.e., the benefit is triggered if the executive experiences a qualifying termination upon a change in control of the Company), as more fully described under the heading “Executive Employment Agreements” on page 23. The Committee believes these employment agreements providing double-trigger change in control severance benefits serve the best interests of the Company and its shareholders by ensuring that, in considering any proposed change in control, the Named Executive Officers would be able to advise the Board objectively about the transaction, without being unduly influenced by personal concerns such as the loss of employment following a change in control. These arrangements are also intended to promote stability and continuity of executive management. Information on applicable payments under such employment agreements for Named Executive Officers is contained under the heading “Executive Employment Agreements” on page 23 and “Potential Payments Upon Termination or Change in Control” on page 36.

Sections 280G and 4999
Our Named Executive Officers are not entitled to any tax gross-up in the event they are subject to taxes under Sections 280G or 4999 of the Code, in connection with a change in control.

Section 162(m) of the Internal Revenue Code - Compensation Deductibility Limits
Code Section 162(m) generally limits the Company’s ability to deduct compensation in excess of $1 million to the Company’s chief executive officer, chief financial officer, three other highest-compensated officers and any officer covered in a prior tax year. The Committee considers the availability of a tax-deduction on executive compensation as a relevant consideration when setting the NEO’s overall compensation package, subject to the primary goals of attracting, retaining and rewarding the executive officers.

Clawback Policy
The Company has adopted a clawback policy permitting the Board to recover incentive compensation paid to covered employees (including at a minimum, executive officers identified by the Board pursuant to 17 CFR § 229.401(b)) based on materially inaccurate financial information requiring a restatement of previously issued financial statements. A copy of the clawback policy is available on the Company’s website at www.enterprisebank.com.

Stock Ownership Guidelines
The Company’s stock ownership guidelines provide that non-employee directors and different levels of executives are expected to own a specific amount of our common stock within the later of five years of adopting the program or five years after the date the executive becomes a Named Executive Officer or director as applicable. Named Executive Officers and non-employee directors are expected to make continuing progress towards compliance with the guidelines during the five-year period. For purposes of determining whether an executive or non-employee director is in compliance, or making progress towards compliance, stock is valued at the greater of the value at the time of acquisition or current market value.

The table below shows the guidelines for Named Executive Officers by executive level and Board of Directors:

Title	Stock Ownership Goal
Chief Executive Officer / President	5 x Base Salary
All Other Named Executive Officers	2 x Base Salary
Non-Employee Directors	5 x Cash Retainer ($50,000)
Chairman of the Board	Greater of 5 x normal cash retainer or 3 x Chair’s cash retainer

Under the Company’s Insider Trading Policy, Directors and Officers are subject to pledging restrictions and are prohibited from engaging in hedging transactions related to Company stock, such as puts, calls, other derivative transactions, forward sale contracts, swaps, and other arrangements intended to hedge exposure to Company stock or provide protection against declines in the value of Company stock.

HUMAN CAPITAL AND COMPENSATION COMMITTEE REPORT

The Human Capital and Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Securities Exchange Act of 1934 and, based on such review and discussion, the Human Capital and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the Human Capital and Compensation Committee,

Michael R. Holmes, Chairperson	Michael E. Finn

Lyne B. Andrich	Nevada A. Kent, IV

Michael A. DeCola	Sandra A. Van Trease

EXECUTIVE EMPLOYMENT AGREEMENTS

Executive Employment Agreement with Mr. Lally
Effective May 2, 2017, the Company entered into an Executive Employment Agreement with Mr. Lally. The agreement provides for his continuous employment until the agreement is terminated in accordance with its provisions. The agreement provides Mr. Lally with severance compensation in the event of his termination under certain circumstances. The agreement contains restrictive covenants prohibiting Mr. Lally from competing with the Company during the term of his employment and for a period of either (i) 24 months following either an involuntary termination by the Company without Cause or a voluntary termination by Mr. Lally for Good Reason; or (ii) 12 months following any other terminations (the “Restricted Period”). The Employment Agreement also prohibits Mr. Lally from soliciting employees and certain customers of the Company or any of its affiliates during the Restricted Period. In addition, confidentiality provisions in the Employment Agreement prohibit the use or disclosure of confidential information.

The Company and Mr. Lally entered into an amendment to Mr. Lally’s agreement effective August 4, 2023. Under the amendment, if Mr. Lally’s employment is terminated by the Company without “Cause” or by Mr. Lally for “Good Reason” as defined in the agreement, he will be entitled to severance compensation, paid over the course of two (2) years, equal to two (2) years of base salary and an amount equal to two times the greater of (x) the average of the actual cash bonuses paid to Mr. Lally under the Company’s short-term incentive plan (the “STIP”) with respect to the two (2) fiscal years preceding the date of Mr. Lally’s termination of employment, and (y) the cash target incentive under the STIP for the year of Mr. Lally’s termination of employment as though all “target levels” of performance for such year are completely achieved. Mr. Lally would also be entitled to two years of continued medical benefits. If Mr. Lally is terminated without Cause or if he voluntarily terminates his employment for Good Reason in connection with a Change in Control (a “Change in Control Termination”), Mr. Lally will be entitled to (i) a lump sum cash payment equal to thirty-six (36) months of base salary, (ii) a lump sum cash payment equal to three (3) times the greater of (x) the average of the actual cash bonuses paid to Mr. Lally under the Company’s STIP with respect to the two (2) fiscal years preceding the date of Mr. Lally’s termination of employment, and (y) the cash target incentive under the STIP for the year of Mr. Lally’s termination of employment as though all “target levels” of performance for such year are completely achieved, (iii) a pro-rated short-term incentive award for the year in which Mr. Lally’s termination of employment occurs, (iv) continued medical benefits for a period of eighteen (18) months following Mr. Lally’s termination of employment, and (v) a lump sum cash payment equal to the value of an additional eighteen (18) months of continuation of medical benefits. In addition, if Mr. Lally experiences a Change in Control Termination, his performance-based equity awards will vest at the greater of target level or the level that corresponds to the Company’s actual performance as of the date of Mr. Lally’s termination of employment. The amendment further expands the geographic scope of Mr. Lally’s non-competition covenant to reflect the expansion of the Company’s operating territory since his original employment agreement was executed.

A “Change in Control” is defined as the first to occur of any of the following events: (i) any person, other than one or more of the directors of the Company on the effective date of the agreement or any person that any such director controls, becomes the beneficial owner of 50% of more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company (the “Company Outstanding Voting Securities); (ii) any person becomes the beneficial owner of 50% or more of the combined voting power of the then outstanding voting securities of the Bank entitled to vote generally in the election of directors of the Bank; (iii) consummation of a reorganization, merger or consolidation (a “Business Combination”) of the Company, unless, in each case, following such Business Combination (a) all or substantially all of the Persons who were the beneficial owners, respectively, of the Company Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, a voting securities entitled to vote generally in the election of directors of the Company resulting from such Business Combination, (b) no person (excluding any company resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company resulting from such Business Combination except to the extent such ownership existed prior to the Business Combination, and (c) at least a majority of the members of the Company Board resulting from the Business Combination are Continuing Directors (as defined in the agreement) at the time of the execution of the definitive agreement, or the action of the Company Board, providing for such Business Combination; (iv) consummation of the sale, other than in the ordinary course of business, of substantially all of the combined assets of the Company and its subsidiaries in a transaction or series of related transactions during the course of any twelve-month period; or (v) the date on which Continuing Directors (as defined in the agreement) cease for any reason to constitute at least a majority of the Company Board.

In the event that any payments Mr. Lally would receive in connection with a change in control would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G”), such payments will be reduced to the extent that such reduction would cause Mr. Lally’s net after-tax benefit to be greater than the net after-tax benefit he would have received had the Company paid the full amount of the transaction payments. Upon any other termination, disability or death, neither Mr. Lally nor his estate will be entitled to any severance compensation.

Executive Employment Agreement with Mr. Turner
Effective September 13, 2013, and as amended on February 27, 2015, and October 29, 2015, the Company entered into an Executive Employment Agreement with Mr. Turner. Mr. Turner’s agreement, as amended, provides for a continuous term until the agreement is terminated in accordance with its provisions. The agreement provides Mr. Turner with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality, non-compete and non-solicitation provisions for his period of employment and for a period of one year after termination of his employment.

The Company and Mr. Turner entered into an amendment to Mr. Turner’s agreement effective August 4, 2023. Under the amendment, if Mr. Turner’s employment is terminated in a “Termination Other Than for Cause,” as defined in the agreement, including any termination not by reason of Cause, disability, death, voluntary termination, or Change in Control, and “Constructive Terminations,” as defined in the agreement, he will be entitled to severance compensation equal to one year of base salary and target level bonus, paid over a period of one year. Mr. Turner would also be entitled to one year of continued medical benefits. If Mr. Turner’s employment is terminated in a “Termination Upon Change in Control” as defined in the agreement, he will be entitled to severance compensation equal to two years of base salary and bonus based on the greater of (x) the average of the actual cash bonuses paid to Mr. Turner under the STIP with respect to the two fiscal years preceding the date of his termination of employment, and (y) the cash target incentive under the STIP for the year of his termination of employment as though all “target levels” of performance for such year are completely achieved payable in a lump sum payment within 10 days after his satisfaction of the release provisions contained in the agreement. Mr. Turner would also be entitled to two years of continued medical benefits and the performance-based equity awards will vest at the greater of target level or the level that corresponds to the Company’s actual performance as of the date of Mr. Turner’s termination of employment. Change in Control is generally defined the same as in Mr. Lally’s agreement, except that it also includes the acquisition by a person or group of 30% or more of the total voting power of the stock of the Company.

In the event that any payments Mr. Turner would receive in connection with a change in control would constitute “parachute payments” within the meaning of Section 280G, the amendment provides that such payments will be reduced to the extent that such reduction would cause Mr. Turner’s net after-tax benefit to be greater than the net after-tax benefit he would have received had the Company paid the full amount of the transaction payments. Upon any other termination, disability or death, neither Mr. Turner nor his estate will be entitled to any severance compensation.

Executive Employment Agreement with Mr. Goodman
Effective October 11, 2013, the Company entered into an Amended and Restated Executive Employment Agreement with Mr. Goodman that replaced and superseded his original employment agreement dated January 1, 2005. The agreement provides for his continuous employment until the agreement is terminated in accordance with its provisions. The agreement provides Mr. Goodman with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality, non-compete and non-solicitation provisions for his period of employment and for a period of one year after termination of his employment.

The Company and Mr. Goodman entered into an amendment to Mr. Goodman’s agreement effective August 4, 2023. Under the amendment, if Mr. Goodman’s employment is terminated in a “Termination Other Than for Cause” as defined in the agreement, including any termination not by reason of Cause, disability, death, voluntary termination, or Change in Control, and “Constructive Terminations,” as defined in the agreement, he will be entitled to severance compensation equal to one year of base salary and target level bonus, paid in a lump sum payment on the 60th day following Mr. Goodman’s termination. Mr. Goodman would also be entitled to one year of continued medical benefits. If Mr. Goodman’s employment is terminated in a “Termination Upon a Change in Control”, he will be entitled to severance pay equal to two years of base salary plus two times the greater of (x) the average of the actual cash bonuses paid to Mr. Goodman under the STIP with respect to the two fiscal years preceding the date of his termination of employment, and (y) the cash target incentive under the STIP for the year of his termination of employment as though all “target levels” of performance for such year are completely achieved, payable in a lump sum payment within 10 days after his satisfaction of the release provisions contained in the agreement. Mr. Goodman would also be entitled to two years of continued medical benefits and the performance-based equity awards will vest at the greater of target level or the level that corresponds to the Company’s actual performance as of the date of Mr. Goodman’s termination of employment. Change in Control is generally defined the same as in Mr. Lally’s agreement.

In the event that any payments Mr. Goodman would receive in connection with a change in control would constitute “parachute payments” within the meaning of Section 280G, the amendment provides that such payments will be reduced to the extent that such reduction would cause Mr. Goodman’s net after-tax benefit to be greater than the net after-tax benefit he would have received had the Company paid the full amount of the transaction payments. Upon any other termination, disability or death, neither Mr. Goodman nor his estate will be entitled to any severance compensation.

Executive Employment Agreement with Mr. Bauche
Effective March 1, 2019, the Company entered into an Amended and Restated Executive Employment Agreement with Mr. Bauche that replaces and supersedes the original employment agreement dated and effective January 15, 2015. The agreement provides for his continuous employment until the agreement is terminated in accordance with its provisions. The agreement provides Mr. Bauche with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality, non-compete and non-solicitation provisions for his period of employment and for a period of one year after termination of his employment (unless his employment is terminated without Cause or he voluntarily terminates with Good Reason (as defined in the agreement) three months prior to or 12 months following a Change in Control, in which case the non-compete and non-solicitation provisions are in effect for his period of employment and for a period of 18 months after termination of his employment).

If Mr. Bauche’s employment is terminated by the Company without Cause or he voluntarily terminates his employment with Good Reason, he will be entitled to severance compensation equal to one year of base salary and target level bonus, paid over a period of one year, beginning on the first payroll after the 60th day following Mr. Bauche’s termination. Mr. Bauche will also receive continued medical benefits for a period of 12 months. Upon any other termination, disability or death, neither Mr. Bauche nor his estate will be entitled to any severance compensation.

The Company and Mr. Bauche entered into an amendment to Mr. Bauche’s agreement effective August 4, 2023. Under the amendment, if Mr. Bauche’s employment is terminated by the Company without Cause or he voluntarily terminates his employment with Good Reason three months prior or 12 months following a Change in Control (which is generally defined the same as in Mr. Lally’s agreement) he will be entitled to severance compensation equal to 24 months of base salary; bonus based on two times the greater of (x) the average of the actual cash bonuses paid to Mr. Bauche under the STIP with respect to the two fiscal years preceding the date of his termination of employment, and (y) the cash target incentive under the STIP for the year of his termination of employment as though all “target levels” of performance for such year are completely achieved; and a pro-rated short-term incentive award for the year in which Mr. Bauche’s termination of employment occurs, paid in a lump sum on the 60th day following Mr. Bauche’s termination. Mr. Bauche would also be entitled to two years of continued medical benefits and the performance-based equity awards will vest at the greater of target level or the level that corresponds to the Company’s actual performance as of the date of Mr. Bauche’s termination of employment. The amendment further expands the geographic scope of Mr. Bauche’s non-competition covenant to reflect the expansion of the Company’s operating territory since his original employment agreement was executed.

In the event that any payments Mr. Bauche would receive in connection with a change in control would constitute “parachute payments” within the meaning of Section 280G, such payments will be reduced to the extent that such reduction would cause Mr. Bauche’s net after-tax benefit to be greater than the net after-tax benefit he would have received had the Company paid the full amount of the transaction payments.

Executive Employment Agreement with Mr. Ponder
Effective March 1, 2019, the Company entered into an Executive Employment Agreement with Mr. Ponder. The agreement provides for his continuous employment until the agreement is terminated in accordance with its provisions. The agreement provides Mr. Ponder with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality, non-compete and non-solicitation provisions for his period of employment and for a period of one year after termination of his employment (unless his employment is terminated without Cause or he voluntarily terminates with Good Reason (as defined in the agreement) three months prior to or 12 months following a Change in Control, in which case the non-compete and non-solicitation provisions are in effect for his period of employment and for a period of 18 months after termination of his employment).

If Mr. Ponder’s employment is terminated by the Company without Cause or he voluntarily terminates his employment with Good Reason, he will be entitled to severance compensation equal to one year of base salary and target level bonus, paid over a period of one year, beginning on the first payroll after the 60th day following Mr. Ponder’s termination. Mr. Ponder will also receive continued medical benefits for a period of 12 months. Upon any other termination, disability or death, neither Mr. Ponder nor his estate will be entitled to any severance compensation.

The Company and Mr. Ponder entered into an amendment to Mr. Ponder’s agreement effective August 4, 2023. Under the amendment, if Mr. Ponder’s employment is terminated by the Company without Cause or he voluntarily terminates his employment with Good Reason three months prior or 12 months following a Change in Control (which is generally defined the same as in Mr. Lally’s agreement) he will be entitled to severance compensation equal to 24 months of base salary; bonus based on two times the greater of (x) the average of the actual cash bonuses paid to Mr. Ponder under the STIP with respect to the two fiscal years preceding the date of his termination of employment, and (y) the cash target incentive under the STIP for the year of his termination of employment as though all “target levels” of performance for such year are completely achieved; and a pro-rated short-term incentive award for the year in which Mr. Ponder’s termination of employment occurs, paid in a lump sum on the 60th day following Mr. Ponder’s termination. Mr. Ponder would also be entitled to two years of continued medical benefits and the performance-based equity awards will vest at the greater of target level or the level that corresponds to the Company’s actual performance as of the date of Mr. Ponder’s termination of employment. The amendment further expands the geographic scope of Mr. Ponder’s non-competition covenant to reflect the expansion of the Company’s operating territory since his original employment agreement was executed.

In the event that any payments Mr. Ponder would receive in connection with a change in control would constitute “parachute payments” within the meaning of Section 280G, such payments will be reduced to the extent that such reduction would cause Mr. Ponder’s net after-tax benefit to be greater than the net after-tax benefit he would have received had the Company paid the full amount of the transaction payments.

SUMMARY COMPENSATION TABLE

The following table shows the compensation paid to the Company’s Named Executive Officers that were named as such during the years ended December 31, 2024, 2023 and 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
James B. Lally	2024	$896,304	$—	$1,140,318	$394,300	$1,109,927	$45,348	$3,586,197
President and Chief Executive Officer – EFSC; and Chief Executive Officer – EB&T	2023	861,443	150,000	1,272,594	382,804	736,891	41,706	3,445,438
	2022	784,077	—	2,080,526	299,997	960,000	35,616	4,160,216

Keene S. Turner	2024	619,477	—	563,988	194,996	476,062	28,710	1,883,233
Senior Executive Vice President and Chief Financial Officer – EFSC and EB&T	2023	583,732	75,000	598,384	179,995	359,767	27,000	1,823,878
	2022	500,271	—	1,174,587	146,626	420,750	25,500	2,267,734

Scott R. Goodman	2024	501,231	—	365,103	126,247	350,250	46,116	1,388,947
Senior Executive Vice President – EFSC and President – EB&T	2023	475,963	60,000	403,046	121,258	255,281	41,018	1,356,566
	2022	427,924	30,000	1,024,638	97,874	326,250	36,008	1,942,694

Douglas N. Bauche	2024	441,232	—	289,567	100,128	277,773	44,868	1,153,568
Senior Executive Vice President and Chief Credit Officer –EFSC and EB&T	2023	415,962	50,000	317,844	95,617	201,329	41,226	1,121,978
	2022	368,808	—	713,069	74,996	253,125	35,496	1,445,494

Mark G. Ponder (6)	2024	423,309	50,000	277,419	95,936	266,162	30,108	1,142,934
Senior Executive Vice President and Chief Administrative Officer – EFSC and EB&T	2023	400,962	90,000	306,694	92,245	201,143	28,386	1,119,430
	2022	—	—	—	—	—	—	—

(1)In 2023, Messrs. Lally, Turner, Goodman, Bauche and Ponder, received bonuses of $150,000, $75,000, $60,000, $50,000 and $40,000, respectively, in connection with the Company’s financial and operational performance in a volatile economic and business environment. Additionally, in each of 2023 and 2024, Mr. Ponder received a bonus of $50,000, in connection with his role of leading a core system conversion. In 2022, Mr. Goodman received a bonus of $30,000 in connection with the integration of the California market.
(2)The amounts shown in this column represent the grant date fair value, computed in accordance with ASC 718, disregarding estimates of forfeiture, of share denominated performance and service contingent grants of restricted stock units. For more information, please refer to Note 15 – Shareholders’ Equity and Compensation Plans included in the Company’s 2024 Consolidated Financial Statements on Form 10-K filed with the SEC on February 28, 2025. For performance-based awards, the grant value reflects the performance component of the grant at target and the market condition component of the grant reflects the grant date fair value derived using a Monte Carlo simulation. The maximum value of the awards granted during 2024 is $2,049,285 for Mr. Lally; $1,013,544 for Mr. Turner; $656,143 for Mr. Goodman; $520,397 for Mr. Bauche; and $498,551 for Mr. Ponder.
(3)The amounts shown in the column represent the grant date fair value computed in accordance with ASC 718 of stock option grants. For more information, please refer to Note 15 – Shareholders’ Equity and Compensation Plans included in the Company’s 2024 Consolidated Financial Statements on Form 10-K filed with the SEC on February 28, 2025.
(4)The amounts shown in this column constitute the STIP award earned by each NEO based on the Board’s evaluation of each Officer’s performance. These awards are discussed in further detail under the heading “Compensation Components - Short-Term Incentive Plan” in the Compensation Discussion and Analysis section above.
(5)This column indicates amounts for various benefits provided to the NEOs as shown in the following supplemental table.
(6)Mr. Ponder was not a named executive officer until 2023. Therefore, in accordance with SEC rules, his compensation is only disclosed for the years ended December 31, 2024 and 2023.

ALL OTHER COMPENSATION – SUPPLEMENTAL TABLE

Name	Year	401(k) Match	Car Allowance	Club Dues	Other	Total
James B. Lally	2024	$20,700	$7,200	$13,320	$4,128	$45,348
	2023	19,800	7,200	13,320	1,386	41,706
	2022	18,300	7,200	8,730	1,386	35,616
Keene S. Turner	2024	20,700	7,200	—	810	28,710
	2023	19,800	7,200	—	—	27,000
	2022	18,300	7,200	—	—	25,500
Scott R. Goodman	2024	20,700	7,200	11,880	6,336	46,116
	2023	19,800	7,200	11,880	2,138	41,018
	2022	18,300	7,200	8,370	2,138	36,008
Douglas N. Bauche	2024	20,700	7,200	12,840	4,128	44,868
	2023	19,800	7,200	12,840	1,386	41,226
	2022	18,300	7,200	8,610	1,386	35,496
Mark G. Ponder	2024	20,700	7,200	—	2,208	30,108
	2023	19,800	7,200	—	1,386	28,386

Pay versus Performance

Our CEO, Mr. Lally, was the Company’s principal executive officer (“PEO”) for each year reported below. NEOs for 2023-2024 include Messrs. Turner, Goodman, Bauche and Ponder. NEOs for 2020-2022 include Messrs. Turner, Goodman and Bauche and Ms. Iannacone. The peer group is the S&P Regional Banks Select Industry Index.

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs (1)	Value of Initial Fixed $100 Investment Based On:		Net Income ($000s)	Diluted Earnings Per Share
					TSR	Peer Group TSR
2024	$3,586,197	$5,829,737	$1,392,171	$2,155,594	$130	$122	$185,266	$4.83
2023	$3,445,438	$2,116,497	$1,355,463	$898,728	$100	$103	$194,059	$5.07
2022	$4,160,216	$4,835,417	$1,766,407	$1,995,112	$108	$111	$203,043	$5.31
2021	$2,450,066	$3,099,999	$1,045,830	$1,276,627	$102	$130	$133,055	$3.86
2020	$1,556,996	$1,165,813	$776,407	$621,177	$74	$93	$74,384	$2.76

(1) Compensation actually paid is detailed in the table below:

Compensation Actually Paid to PEO
	2024	2023	2022	2021	2020
Total compensation in the Summary Compensation Table	$3,586,197	$3,445,438	$4,160,216	$2,450,066	$1,556,996
Deduction for stock award values included in the Summary Compensation Table	(1,140,318)	(1,272,594)	(2,080,526)	(777,478)	(405,101)
Deduction for stock option values included in the Summary Compensation Table	(394,300)	(382,804)	(299,997)	(221,873)	—
Addition for the fair value as of the end of the year of awards granted during the year that are outstanding and unvested at the end of the year	2,612,109	1,133,826	2,825,436	1,370,239	311,273
Change in fair value as of the end of the year, from the end of the prior year, of any awards granted in any prior year that are outstanding and unvested as of the end of the year	331,899	(505,980)	168,262	269,631	(149,253)
Change in fair value as of the vesting date, from the end of the prior year, of awards granted in a prior year that vested in the current year	834,150	(301,389)	62,026	87,429	(148,102)
Subtraction for the prior year fair value of awards granted in a prior year that failed to meet the applicable vesting conditions during the year	—	—	—	(78,015)	—
Compensation Actually Paid	$5,829,737	$2,116,497	$4,835,417	$3,099,999	$1,165,813

(1) Compensation actually paid is detailed in the table below, continued:

Average Compensation Actually Paid to Non-PEO NEOs
	2024	2023	2022	2021	2020
Total compensation in the Summary Compensation Table	$1,392,171	$1,355,463	$1,766,407	$1,045,830	$776,407
Deduction for stock award values included in the Summary Compensation Table	(374,019)	(406,492)	(904,799)	(270,804)	(141,725)
Deduction for stock option values included in the Summary Compensation Table	(129,327)	(122,279)	(98,125)	(77,282)	—
Addition for the fair value as of the end of the year of awards granted during the year that are outstanding and unvested at the end of the year	856,756	362,170	1,151,323	477,273	108,899
Change in fair value as of the end of the year, from the end of the prior year, of any awards granted in any prior year that are outstanding and unvested as of the end of the year	143,803	(185,159)	58,608	94,328	(55,701)
Change in fair value as of the vesting date, from the end of the prior year, of awards granted in a prior year that vested in the current year	266,210	(104,975)	21,698	34,388	(66,703)
Subtraction for the prior year fair value of awards granted in a prior year that failed to meet the applicable vesting conditions during the year	—	—	—	(27,106)	—
Compensation Actually Paid	$2,155,594	$898,728	$1,995,112	$1,276,627	$621,177

Our pay for performance philosophy results in a significant portion of total compensation for the NEOs being comprised of performance-based awards with both short and long-term targets. The financial performance metrics used in the performance awards are selected by the Human Capital and Compensation Committee to align compensation with shareholder interests and long-term value creation, while ensuring a competitive wage as compared to our peers. This has resulted in a significant level of compensation at-risk for the NEOs. In 2024, our CEOs and other NEOs total compensation included 74% and 61%, respectively, that was at risk.

Compensation Actually Paid versus Net Income

$6,000
$4,000
$2,000
$—
Compensation Actually Paid ($000s)
$250,000
$200,000
$150,000
$100,000
$50,000
$—
Net Income ($000s)
2020
2021
2022
2023
2024
CEO
Average NEO
Net Income

Compensation Actually Paid versus Cumulative TSR

Compensation Actually Paid ($000s)
$6,000
$4,000
$2,000
$—
50%
25%
—%
(25)%
(50)%
Cumulative TSR
2020
2021
2022
2023
2024
CEO
Average NEO
Cumulative TSR
Peer cumulative TSR

Compensation Actually Paid versus EPS

$6,000
$4,000
$2,000
$—
Compensation Actually Paid ($000s)
$6.00
$4.00
$2.00
$—
Diluted EPS
2020
2021
2022
2023
2024
CEO
Average NEO
Diluted earnings per share

Compensation actually paid to our NEOs includes the end-of-year fair value of awards granted during the year, changes in the fair value of awards granted in prior fiscal years, and other changes related to forfeited awards, as applicable.

Select items that impacted compensation actually paid and our financial measures in the table and graph above include:
•In 2020, the Company increased its allowance for credit losses due to the heightened risk to the economy and its customers because of the COVID-19 pandemic. The Company also completed an acquisition at the end of 2020, which increased the provision for credit losses and merger expense. These activities resulted in a decline in net income and EPS when compared to 2019. STIP payouts were above target, but below exceptional, and the three-year cumulative LTIP performance payouts were at 119% of target out of a maximum award of 200%. Equity markets were volatile in 2020 due to the pandemic and both the Company’s stock and the peer index had a negative return. The negative total shareholder return in 2020 reduced a portion of the LTIP award that uses this metric in the performance criteria to 29% of the targeted amount.
•In 2021, the Company completed another acquisition that resulted in an additional provision for credit losses and merger expenses for the year. The Company also closed certain branch locations and recognized a related impairment charge. In support of its customers, the Company was an active participant in the Paycheck Protection Program that generated additional interest and fee income on loans. The total shareholder return for the both the Company and the peer index rebounded in 2021 with double digit returns. STIP payouts in 2021 were above target but below exceptional levels and the three-year cumulative LTIP performance payouts were at 59% of target out of a maximum award of 200%. No LTIP shares were awarded based on the three-year cumulative total shareholder return in 2021.
•In 2022, rising interest rates benefited the Company’s asset-sensitive balance sheet, resulting in an increase to net income and EPS. The Company’s total shareholder return increased in 2022, while the peer index declined. STIP payouts in 2022 were at the exceptional level and LTIP performance awards were at 132% of the aggregate target level. As noted in the compensation discussion and analysis, the NEOs also received a one-time Special Award in 2022 to increase retention.
•In 2023, net interest income continued to expand due to organic growth and an increase in market interest rates. In the industry, three large regional banks failed at the beginning of the year. The rise in short-term rates and robust deposit competition after the bank failures increased deposit costs. The provision for credit losses increased from a historically low level in 2022 and noninterest expense expanded due to higher deposit servicing costs and employee compensation and benefits. The total shareholder return for both the Company and the peer index were negative in 2023 as a result of the market disruption following the bank failures. STIP payments in 2023 were below the exceptional level due to the decline in EPS in 2023 from 2022. The LTIP performance awards were at 169% of the aggregate target level and were reflective of the three-year cumulative EPS and TSR targets.
•In 2024, organic growth and an increased yield on interest-earning assets was partially offset by the rise in short-term interest rates in 2024 that increased the cost of deposits and other interest-bearing liabilities. In the fourth quarter 2024, the Federal Reserve decreased the target federal funds rate 100 basis points, following a 100 basis points increase in 2023. The provision for credit losses decreased in 2024 primarily due to improved credit quality, including a reduction in net charge-offs. Noninterest expense increased primarily due to compensation and benefits (annual merit increases and the recruitment of new relationship bankers), deposit servicing costs, and expenses related to a core system conversion. Total shareholder return for the Company surpassed the peer index with both indices achieving double digit returns. STIP payments in 2024 were below the exceptional level primarily due to lower than planned loan growth. The LTIP performance awards were at 181% of the aggregate target level and were reflective of the three-year cumulative EPS and TSR targets.

The following financial measures were used by the Human Capital and Compensation Committee in determining executive compensation for 2024:

Important Financial Performance Measures
Earnings per share
Loan growth
Return on average tangible common equity
Nonperforming assets to total assets

GRANTS OF PLAN-BASED AWARDS

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (# of shares or units) (2)			All Other Stock Awards (# of shares or units)	All Other Option Awards (# of securities underlying options)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (3)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
James B. Lally	2/28/2024	$405,563	$811,125	$1,216,688
	2/28/2024				5,857	23,430	46,860	5,857	30,661	$39.50	$1,534,618
Keene S. Turner	2/28/2024	171,600	343,200	514,800
	2/28/2024				2,897	11,588	23,176	2,897	15,163	39.50	758,984
Scott R. Goodman	2/28/2024	126,250	252,500	378,750
	2/28/2024				1,875	7,502	15,004	1,875	9,817	39.50	491,350
Douglas N. Bauche	2/28/2024	100,125	200,250	300,375
	2/28/2024				1,487	5,950	11,900	1,487	7,786	39.50	389,695
Mark G. Ponder	2/28/2024	95,940	191,880	287,820
	2/28/2024				1,425	5,700	11,400	1,425	7,460	39.50	377,374
(1)The material terms of the annual cash incentive awards are described in the section titled “Compensation Components - Short-Term Incentive Plan,” in the Compensation Discussion and Analysis section above.
(2)The amounts shown reflect the threshold, target, and maximum incentive grants under the Amended and Restated 2018 Stock Incentive Plan. These awards are denominated in shares. If performance conditions are met, the awards will be made in shares of Company stock. For more information on these awards, see under the heading “Compensation Components - Long-Term Incentive Plan”, in the Compensation Discussion and Analysis section above.
(3)The aggregate grant date fair value of the grants were computed in accordance with ASC 718. The grant value reflects the performance component of the grant at target and the market condition component of the grant reflects the grant date fair value derived using a Monte Carlo simulation.
For more information, please refer to Note 15 – Shareholders’ Equity and Compensation Plans included in the Company’s 2024 Consolidated Financial Statements on Form 10-K filed with the SEC on February 28, 2025.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth the outstanding equity awards as of December 31, 2024, for each NEO.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
James B. Lally	17,637	—	$43.81	2/25/2021	2/25/2031
	—	20,325	$48.34	2/24/2022	2/24/2032
	—	20,438	$54.46	2/28/2023	2/28/2033
	—	30,661	$39.50	2/28/2024	2/28/2034
Total	17,637	71,424				25,997	$1,466,231	33,870	$1,910,268
Keene S. Turner	9,042	—	$43.81	2/25/2021	2/25/2031
	—	9,934	$48.34	2/24/2022	2/24/2032
	—	9,610	$54.46	2/28/2023	2/28/2033
	—	15,163	$39.50	2/28/2024	2/28/2034
Total	9,042	34,707				14,839	$836,920	16,497	$930,431
Scott R. Goodman	6,280	—	$43.81	2/25/2021	2/25/2031
	—	6,631	$48.34	2/24/2022	2/24/2032
	—	6,474	$54.46	2/28/2023	2/28/2033
	—	9,817	$39.50	2/28/2024	2/28/2034
Total	6,280	22,922				13,176	$743,126	10,808	$609,571
Douglas N. Bauche	4,730	—	$43.81	2/25/2021	2/25/2031
	—	5,081	$48.34	2/24/2022	2/24/2032
	—	5,105	$54.46	2/28/2023	2/28/2033
	—	7,786	$39.50	2/28/2024	2/28/2034
Total	4,730	17,972				9,182	$517,865	8,558	$482,671
Mark G. Ponder	4,521	—	$43.81	2/25/2021	2/25/2031
	—	4,878	$48.34	2/24/2022	2/24/2032
	—	4,925	$54.46	2/28/2023	2/28/2033
	—	7,460	$39.50	2/28/2024	2/28/2034
Total	4,521	17,263				9,083	$512,281	8,216	$463,382

(1)Options cliff vest three years after the date of grant.

(2)Shares or units of stock shall vest on the following dates for each Named Executive Officer as follows: Mr. Lally: 4,176 on January 31, 2026, 7,982 on February 24, 2026, 5,857 on February 28, 2027, and 7,982 on February 24, 2028; Mr. Turner: 1,964 on January 31, 2026, 4,989 on February 24, 2026, 2,897 on February 28, 2027, and 4,989 on February 24, 2028; Mr. Goodman: 1,323 on January 31, 2026, 4,989 on February 24, 2026, 1,875 on February 28, 2027, and 4,989 on February 24, 2028; Mr. Bauche: 1,043 on January 31, 2026, 3,326 on February 24, 2026, 1,487 on February 28, 2027, and 3,326 on February 24, 2028; Mr. Ponder: 1,006 on January 31, 2026, 3,326 on February 24, 2026, 1,425 on February 28, 2027, and 3,326 on February 24, 2028.

(3)The amounts shown reflect incentive grants under the Amended and Restated 2018 Stock Incentive Plan that would be earned based on performance through the end of 2024. The settlements for these grants are contingent on the Company’s results for a three-year period. These grants are discussed in further detail under the heading “Compensation Components - Long-Term Incentive Plan,” in the Compensation Discussion and Analysis section above.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning the value realized by each NEO with respect to any option exercises or vesting of stock awards for each NEO during 2024.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting
Name	(#)	($)	(#)	($)
James B. Lally	—	$—	37,582	$2,068,439
Keene S. Turner	—	—	19,455	$1,055,314
Scott R. Goodman	—	—	14,647	$772,267
Douglas N. Bauche	—	—	10,726	$571,439
Mark G. Ponder	—	—	10,429	$553,955

(1) Includes shares acquired that were subsequently withheld to pay for taxes.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information for each NEO during 2024 with respect to our Deferred Compensation Plan. Our Deferred Compensation Plan permits certain executives to participate and defer up to 25% of their base salary and/or up to 100% of their eligible bonus for a plan year. Participants can direct the investment of their accounts among the hypothetical investment alternatives made available under the plan and their accounts are adjusted for deemed investment gains or losses resulting from such investment directions. Participants make an irrevocable election when they elect to participate for a plan year to receive the vested account balance following their retirement date, or at a future date not less than five years after the beginning of the plan year. Participants may make hardship withdrawals under specific circumstances.

Name	Executive Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
James B. Lally	$55,000	$167,909	$—	$1,160,938
Mark G. Ponder	8,466	8,519	—	37,693

(1) Amounts in this column have been reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table on page 27.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our Named Executive Officers are entitled to severance and change in control compensation under certain termination of employment events, as well as some benefits upon death or disability. The amounts potentially payable to our NEOs under our Deferred Compensation Plan are set forth under the Nonqualified Deferred Compensation section above. The following table quantifies the amount of such compensation which would have been received if the qualifying event had occurred as of December 31, 2024. In the case of acceleration of unvested equity awards, the amount shown is based upon the closing price of $56.40 per share for our common stock as of December 31, 2024, and reflects the value of performance awards at target, RSUs and the net cash equivalent due the holder offset by any exercise or “strike” price for stock options.

	Voluntary Termination / For Cause	Acceleration of Unvested Equity Awards Upon Disability / Death	Total Compensation Upon Termination Other Than for Cause	Severance Upon Change in Control Termination	Acceleration of Unvested Equity Awards Upon a Change in Control	Total Compensation Upon Change in Control Termination
Name	(a)	(b)	(c)	(d)	(e)	(d+e)
James B. Lally	none	$4,673,479	$3,837,945	$6,568,042	$4,673,479	$11,241,521
Keene S. Turner	none	2,402,254	972,835	2,513,300	2,402,254	4,915,554
Scott R. Goodman	none	1,775,573	776,813	1,966,658	1,775,573	3,742,231
Douglas N. Bauche	none	1,330,737	664,563	1,657,979	1,330,737	2,988,716
Mark G. Ponder	none	1,292,692	618,280	1,551,985	1,292,692	2,844,677

In addition, through bank-owned life insurance policies, we provide death benefits to certain executives including Messrs. Lally, Goodman, Bauche, and Ponder. The Company is the sole owner of each life insurance policy, pays all premiums due under the policies, and is the beneficiary of any death benefit payable from the policies. Provided that we receive a death benefit from a life insurance policy on the participant’s life, on such participant’s death, the participant’s beneficiaries will be paid $350,000.

CHIEF EXECUTIVE OFFICER PAY RATIO

Our compensation and benefits philosophy and overall structure are broadly similar across the organization to encourage and reward all employees who contribute to our success. We strive to ensure our employees’ pay reflects the level of their impact and responsibilities and is market competitive. The SEC requires companies to disclose the ratio of the annual total compensation of our chief executive officer to the median annual total compensation of our employees. The paragraphs that follow describe our methodology and the resulting pay ratio for the year ended December 31, 2024.

We previously identified our median employee using our employee population and annual compensation as of December 31, 2022. There have been no significant changes in our employee population, our employee compensation arrangements, or our median employee’s circumstances that we believe would significantly impact our pay ratio disclosure. Therefore, we calculated the 2024 pay ratio using the same median employee that we used to calculate our 2022 pay ratio. The annual total compensation of our median employee for 2024 was $88,767. Our CEO’s compensation as reported in the Summary Compensation Table was $3,586,197 for the year ended December 31, 2024. Based on these compensation amounts, our estimate of the ratio of annual total compensation of the CEO to the annual total compensation of our median employee was 40:1.

Our pay ratio is a reasonable estimate calculated based on rules and guidance provided by the SEC based on our payroll and employment records and the methodology described above. The SEC rules allow for varying methodologies for companies to identify their median employee; and other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Consequently, the pay ratios reported by other companies are unlikely to be relevant or meaningful for purposes of comparison to our pay ratio as reported here.

This information is being provided for compliance purposes. Neither the Human Capital and Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

HUMAN CAPITAL AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Company’s Human Capital and Compensation Committee are set forth on page 11. None of the members of the Human Capital and Compensation Committee were officers or employees of the Company or any of its subsidiaries in 2024, nor was any member formerly an officer or employee of the Company or any of its subsidiaries. For information about related person transactions involving members of our Human Capital and Compensation Committee, see “Related Person Transactions - Loans to Related Persons.”

During 2024, no executive officer of the Company served as (i) a member of a compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served on the Human Capital and Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Human Capital and Compensation Committee, or (iii) a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served as a director of the Company.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2025

The Audit Committee has selected Deloitte & Touche LLP to be the independent registered public accounting firm for year ending December 31, 2025. Deloitte & Touche LLP acted as the Company’s independent registered public accounting firm for the year ending December 31, 2024. The Board, on behalf of the Audit Committee, recommends that the shareholders ratify the appointment of the accounting firm. Although shareholder approval is not required by law and is not binding on the Audit Committee, the appointment is submitted by the Audit Committee of the Board in order to give the shareholders a voice in the designation of auditors. If the shareholders do not ratify the selection of Deloitte & Touche LLP, the engagement of Deloitte & Touche LLP, will not be affected for year ended December 31, 2025. However, the Audit Committee will review the selection of the independent registered public accounting firm for the next fiscal year. Even if the resolution is approved, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public accounting firms at any time during the year if it determines that a change would be in the best interest of the Company and its shareholders.

Deloitte & Touche LLP representatives are expected to attend the 2025 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to shareholder questions.
Vote Required
The affirmative vote of holders of the majority of the shares for which votes are cast at the 2025 Annual Meeting is needed to approve this proposal. Abstentions and broker “non-votes” will not be counted as votes cast and, therefore, will not affect this proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on this proposal. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted FOR this proposal.
Recommendation of the Board of Directors

THE BOARD OF DIRECTORS, ON BEHALF OF THE AUDIT COMMITTEE, UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3. APPROVAL TO AMEND THE ENTERPRISE FINANCIAL SERVICES CORP AMENDED AND RESTATED 2018 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES FOR AWARD

The purpose of this proposal is to seek approval of the amendment to the Company’s Amended and Restated 2018 Stock Incentive Plan (the “Plan”). On February 20, 2025, our Board of Directors, upon the recommendation of the Human Capital and Compensation Committee, unanimously approved an amendment to increase the aggregate number of shares available for issuance under the Plan by 700,000 shares (from 2,900,000 to 3,600,000) subject to shareholder approval. The text of the Amendment is set forth in Appendix A.

The following discussion sets forth the material terms of the Plan. The discussion is qualified in its entirety by reference to the complete text of the Plan document, a copy of which is filed as Appendix A to the definitive proxy statement on Schedule 14A filed with the SEC on March 14, 2018 (as amended by the amendment filed as Appendix A to the definitive proxy statement on Schedule 14A filed with the SEC on March 17, 2021, and the amendment filed as Appendix A to the definitive proxy statement on Schedule 14A filed with the SEC on March 29, 2023).

Purpose of the Proposed Plan Amendment

The purpose of the Plan is to provide favorable opportunities for directors, officers, employees, consultants or advisors employed by or providing service to the Company or any of its subsidiaries, to acquire shares of common stock of the Company or to benefit from the appreciation thereof. Such opportunities should provide an increased incentive for these individuals to contribute to the future success and prosperity of the Company, thus enhancing the value of the Company’s common stock for the benefit of the shareholders, and increase the ability of the Company to attract and retain individuals of exceptional skill upon whom, in large measure, its sustained progress, growth and profitability depend.

As of the Record Date, 156,912 shares remain available for future grants under the Plan. As a result, if this proposal is approved, a total of 856,912 shares would have been available for issuance under the Plan as of that date.

If this proposal is not approved and the shares authorization for awards under the Plan is not increased, the Company believes that the shares authorized for issuance under the Plan may be depleted in 2025. Our Board of Directors is recommending the increase in authorized shares described above so that the Company will continue to have the ability to grant equity awards in order to attract and retain talented and motivated executive officers, other employees and non-employee directors, among other eligible participants in the Plan, and to align award recipients’ interests with our shareholders’ long-term interests.

Number of Shares Covered by the Plan

Subject to adjustment as provided in the Plan, 2,900,000 shares of common stock currently are authorized for issuance under the Plan. Shareholders are being asked to authorize an additional 700,000 shares for future awards, which would result in an aggregate of 3,600,000 shares of common stock being authorized for issuance under the Plan.

A maximum of 200,000 shares may be granted under the Plan to a participant pursuant to stock options awarded during any calendar year. A maximum of 200,000 shares may be granted under the Plan to a participant pursuant to stock appreciation rights awarded during any calendar year. For restricted stock or restricted stock units, a maximum of 100,000 shares may be granted under the Plan to a participant during any calendar year.

Administration

The Plan is administered by the Committee (also referred to as the “Administrator”), which must have at least three (3) “independent directors” as defined in the listing standards of the Nasdaq Stock Market, Inc. or of such exchange on which the common stock is principally traded. The Committee has full authority to grant awards, to interpret the Plan and to make such rules and regulations and establish such procedures as it deems appropriate for the administration of the Plan, taking into consideration the recommendations of management. The decisions of the Committee are binding and conclusive for all purposes and upon all persons unless and except to the extent that the Board has previously directed that all or specified types of decisions of the Committee are subject to approval by the Board. The Committee, in its sole discretion, may delegate the Committee’s authority and duties under the Plan to the Chief Executive Officer of the Company, or to any other committee to the extent permitted under Delaware law, under such conditions and limitations as the Board or the Committee may from time to time establish.

Participants

The participants eligible to participate in the Plan are any of the following: (i) directors, officers and employees of the Company or any of its Subsidiaries, or (ii) consultants or advisors to the Company or any of its subsidiaries. As of March 13, 2025, 14 non-employee directors, 5 Named Executive Officers and approximately 1,200 other employees were eligible to participate in the Plan. On such date, no non-employee consultants or advisors participated in the Plan.

Types of Awards

The Plan is a flexible plan that provides the Administrator broad discretion to fashion the terms of awards to provide eligible recipients with such stock-based and performance-related incentives as the Administrator deems appropriate. The Plan permits the issuance of awards in a variety of forms, including (1) incentive stock options; (2) nonqualified stock options; (3) stock appreciation rights; (4) restricted stock; (5) restricted stock units; and (6) other awards.

Incentive Stock Options.

Incentive stock options (“ISOs”) are stock options to purchase common stock that meet the requirements of Section 422 Code. The exercise period for any ISO granted under the Plan will be determined by the Administrator, provided that no ISO may be exercisable more than 10 years after the date such ISO is granted or five years from the date of grant in the case of an ISO granted to a 10% or more shareholder of the Company. The exercise price for ISOs granted under the Plan will be determined by the Administrator, provided that the option price per share may not be less than the fair market value per share on the date the ISO is granted. For an option intended to qualify as an ISO that is to be granted to a party that is a 10% or more shareholder of the Company, the exercise price per share may not be less than 110% of the fair market value per share of the common stock on the grant date. The exercise price shall be payable in the manner provided by the applicable award agreement, which may include, without limitation, payment in the form of: (i) cash equal to such aggregate exercise price, (ii) shares of common stock owned by the participant having a fair market value at least equal to such aggregate exercise price on the day of exercise or the trading day immediately preceding the date of exercise as determined by the Administrator in its reasonable discretion, (iii) any cashless exercise mechanism, or (iv) a combination of any of the above methods which total to such aggregate exercise price.

Non-qualified Stock Options.

Non-qualified stock options (“NQSOs”) are stock options to purchase common stock that do not qualify as ISOs. NQSOs are issued at exercise prices determined by the Administrator, provided that the exercise price of a NQSO must not be less than 100% of the fair market value of the underlying shares of common stock on the date the NQSO is granted. Like ISOs, the exercise price shall be payable in the manner provided by the applicable award agreement, which may include, without limitation, payment in the form of: (i) cash equal to such aggregate exercise price, (ii) shares of common stock owned by the participant having a fair market value at least equal to such aggregate exercise price on the day of exercise or the trading day immediately preceding the date of exercise as determined by the Administrator in its reasonable discretion, (iii) any cashless exercise mechanism, or (iv) a combination of any of the above methods which total to such aggregate exercise price.

Stock Appreciation Rights.

A stock appreciation right is a right to receive, with respect to each share of common stock subject to such stock appreciation right, value in an amount equal to the excess, if any, of (i) the fair market value of a share of common stock on the day of exercise or the trading day immediately preceding the date of exercise, as determined by the Administrator in its reasonable discretion over (ii) the exercise price of such stock appreciation right. The exercise period for any stock appreciation right granted under the Plan will be determined by the Administrator, provided that no stock appreciation right may be exercisable more than 10 years after the date such stock appreciation right is granted.

Restricted Stock.

The Administrator is authorized to award grants of restricted stock to participants. The terms of each award of restricted stock shall be set forth in an award agreement. The Administrator shall determine the events or conditions necessary for the lapse of restrictions applicable to the award of restricted stock, which may include, among other things, requirements of continuous service for a specified term or the attainment of specific performance standards or goals, which restrictions may differ among participants.

Restricted Stock Units.

The Administrator is authorized to award grants of restricted stock units to participants. The terms of each award of restricted stock units shall be set forth in an award agreement. The Administrator shall determine the events or conditions necessary for the lapse of restrictions applicable to the award of restricted stock units, which may include, among other things, requirements of continuous service for a specified term or the attainment of specific performance standards or goals, which restrictions may differ among participants.

Other Awards.

The Administrator may, in its sole discretion, grant awards of common stock, including fully vested common stock, and other awards that are valued in whole or in part by reference to the fair market value of the common stock.

Adjustment in Event of Change in Shares

In the event of a stock split, stock dividend, cash dividend (other than a regular cash dividend), combination of shares, merger, or other relevant change in the Company’s capitalization, the Administrator will, subject to the approval of the Board of Directors, appropriately adjust the number and kind of shares available for issuance under the Plan, the number, kind and exercise price of shares subject to outstanding options and stock appreciation rights and the number and kind of shares subject to outstanding restricted stock and restricted stock unit awards.

Change of Control

Except to the extent reflected in a particular award agreement, in the event of a Change of Control (as defined in the Plan):

(a)If the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding awards must be assumed by, or replaced with comparable awards by, the surviving corporation (or a parent or subsidiary of the surviving corporation);
(b)If the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), in the event the surviving corporation (or a parent or subsidiary of the surviving corporation) does not assume or replace the awards with comparable awards,

(i)the Company will provide each Participant with outstanding awards written notice of such Change of Control,
(ii)all Options and Stock Appreciation Rights shall become immediately exercisable with respect to 100% of the shares or rights subject thereto,
(iii)the Restricted Stock that is subject to time-based vesting and not subject to achievement of performance goals based on Qualifying Performance Criteria (as defined in the Plan) will become fully vested and all restrictions shall expire immediately,
(iv)the Restricted Stock that is subject to achievement of performance goals based on Qualifying Performance Criteria and not subject to time-based vesting will, unless the award agreement provides for vesting or earning in a greater amount upon the occurrence of a Change of Control, become vested, free of restrictions, in such amounts as determined by the Committee as if the applicable performance goals for the unexpired performance period had been achieved at least at the target level set forth in the applicable award agreement and the corresponding number of shares of Restricted Stock shall vest,
(v)the Restricted Stock Units that are subject to time-based vesting and not subject to achievement of performance goals based on Qualifying Performance Criteria will become fully vested and the shares of common stock subject to such Restricted Stock Units shall be delivered as promptly as practicable, subject to any limitations imposed thereon by Section 409A of the Code, and
(vi)the Restricted Stock Units that are subject to achievement of performance goals based on Qualifying Performance Criteria and not subject to time-based vesting will, unless the award agreement provides for vesting or earning in a greater amount upon the occurrence of a Change of Control, become vested and earned in such amounts as determined by the Committee as if the applicable performance goals for the unexpired performance period had been achieved at least at the target level set forth in the applicable award agreement and the corresponding number of shares of common stock subject to such Restricted Stock Units will be delivered as promptly as practicable, subject to any limitations imposed thereon by Section 409A of the Code.
In the event of a Change of Control, the Committee may, in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding Options, Stock Appreciation Rights or Restricted Stock Awards and pay to the holders thereof, in cash, the value of such awards based upon the highest price per share of common stock received or to be received by other shareholders of the Company in connection with the Change of Control.

Nontransferability

Awards granted under the Plan may not be transferred other than (i) by will or the laws of descent and distribution, (ii) pursuant to the terms of a “qualified domestic relations order” (within the meaning of Section 414(p) of the Code and the regulations and rulings thereunder), or (iii) for awards other than incentive stock options, in the Administrator’s sole discretion in connection with a transfer for estate or retirement planning purposes to a trust established for such purposes.

Amendment and Discontinuance

The Board of Directors of the Company may from time to time amend or revise the terms of the Plan, or may discontinue the Plan at any time as permitted by law, provided, however, that such amendment shall not, without further approval of the shareholders, (i) increase the aggregate number of shares with respect to which awards may be made under the Plan; (ii) change the manner of determining the exercise price (other than determining the fair market value of the common stock to conform with applicable provisions of the Code or regulations and interpretations thereunder); or (iii) extend the term of the Plan or the maximum period during which any option may be exercised. Notwithstanding the foregoing, the Company may not, without shareholder approval, reduce the exercise price of any option or stock appreciation right or exchange any option or stock appreciation right for a new award or for cash.

Duration

Unless the Plan is discontinued earlier by the Board, no award shall be granted on or after February 13, 2028.

U.S. Federal Income Tax Consequences

The following summary of some of the U.S. Federal income tax consequences of awards made under the Plan is based on the laws in effect as of the date of this Proxy Statement. It is general in nature and does not account for numerous circumstances that that may apply to a particular participant in the Plan. In addition, the state or local income tax consequences of a Plan award might be different than the Federal income tax consequences described below.

Incentive Stock Options.

Generally, a participant will not realize any taxable income for Federal income tax purposes at the time an ISO is granted. Upon exercise of the ISO, the participant will generally incur no income tax liability (other than pursuant to the alternative minimum tax, if applicable), unless the participant has left our employ more than three months before exercising the option. If the participant transfers shares of common stock received upon the exercise of an incentive stock option within a period of two years from the date of grant of such incentive stock option or one year from the date of receipt of the shares of common stock (the “Holding Period”), then, in general, the participant will have taxable ordinary income in the year in which the transfer occurs in an amount equal to the excess of the fair market value on the date of exercise over the exercise price. However, if the sale price is less than the fair market value of such shares on the date of exercise, the ordinary income will not be more than the difference between the sale price and the exercise price. The participant will have long-term or short-term capital gain (or loss) in an amount equal to the amount by which the amount received for such common stock exceeds (or is less than) the participant’s tax basis in the common stock as increased by the amount of any ordinary income recognized as a result of the disqualifying disposition, if any. If the participant transfers the shares of common stock after the expiration of the Holding Period, he or she will recognize capital gain (or loss) equal to the difference between the sale price and the exercise price.
The Company will not be entitled to a tax deduction upon grant, exercise or subsequent transfer of shares of common stock acquired upon exercise of an incentive stock option, provided that the participant holds the shares received upon the exercise of such option for the Holding Period. If the participant transfers the common stock acquired upon the exercise of an incentive stock option prior to the end of the Holding Period, we will generally be entitled to a deduction at the time the participant recognizes ordinary income in an amount equal to the amount of ordinary income recognized by such participant as a result of such transfer.

Non-qualified Stock Options.

Generally, a participant receiving a non-qualified stock option does not realize any taxable income for federal income tax purposes at the time of grant. Upon exercise of such option, the excess of the fair market value of the shares of common stock subject to the non-qualified stock option on the date of exercise over the exercise price will generally be taxable to the participant as ordinary income. The participant will have a capital gain (or loss) upon the subsequent sale of the shares of common stock received upon exercise of the option in an amount equal to the sale price reduced by the fair market value of the shares of common stock on the date the option was exercised. The holding period for purposes of determining whether the capital gain (or loss) is a long-term or short-term capital gain (or loss) will generally commence on the date the non-qualified stock option is exercised. The Company generally will be entitled to a tax deduction in the same amount and in the same year in which the participant recognizes ordinary income resulting from the exercise of a non-qualified stock option.

Stock Appreciation Rights.

Generally, a participant receiving a stock appreciation right does not realize any taxable income for Federal income tax purposes at the time of grant. Upon the exercise of a stock appreciation right, the participant will generally recognize ordinary income in an amount equal to the amount of cash or the fair market value of the common stock distributed to the participant. The participant will have a capital gain (or loss) upon a subsequent sale of shares of common stock received in an amount equal to the sale price reduced by the fair market value of the shares of common stock on the date the stock appreciation right was exercised. The holding period for purposes of determining whether the capital gain (or loss) is a long-term or short-term capital gain (or loss) will generally commence on the date the stock appreciation right is exercised. The Company generally will be entitled to a tax deduction in the same amount and in the same year in which the participant recognizes ordinary income resulting from the exercise of stock appreciation rights.

Stock Awards.

Generally, a participant receiving a stock award will recognize taxable income at the time of grant of a stock award of unrestricted shares. The taxable income will be equal to the excess of the fair market value of the unrestricted shares on the grant date over any amount the participant pays for the unrestricted shares. Generally, a participant will not recognize taxable income at the time of grant of a stock award of restricted shares. However, a participant may make an election under Section 83(b) of the Code (“Section 83(b)”) to be taxed at the time of the stock award. If a participant does not elect under Section 83(b) to recognize income at the time of the stock award, the participant will recognize taxable income at the time of vesting. The taxable income will be equal to the excess of the fair market value of the restricted shares at the time the shares vest over any amount the participant paid for the restricted shares. A participant may elect under Section 83(b) to include as ordinary income in the year of the stock award an amount equal to the excess of the fair market value of the shares on the transfer date over any purchase price paid for the shares. The fair market value of the shares will be determined as if the shares were not subject to forfeiture. If a participant makes the Section 83(b) election, the participant will not recognize any additional income when the shares vest. Any appreciation in the value of the restricted shares after the award is not taxed as compensation, but instead as a capital gain when the restricted shares are sold or transferred. If the participant makes a Section 83(b) election and the restricted shares are later forfeited, the participant is not entitled to a tax deduction or a refund of the tax already paid. The Section 83(b) election must be filed with the IRS within 30 days following the date the shares are awarded to a participant. The 83(b) election generally is not revocable and cannot be made after the 30-day period has expired. Dividends received on restricted shares subject to a Section 83(b) election are taxed as dividends instead of compensation. The Company will be entitled to an income tax deduction equal to the amount of ordinary income a participant recognizes in connection with a stock award. The deduction will generally be allowed for the taxable year in which the participant recognizes such ordinary income.

Other Awards.

With respect to awards granted under the Plan that result in the payment or issuance of cash or shares of common stock or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of shares or other property received. Thus, deferral of the time of payment or issuance will generally result in the deferral of the time the participant will be liable for income taxes with respect to such payment or issuance. With respect to awards involving the issuance of shares of common stock or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property becomes transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. A participant may make a Section 83(b) election and be taxed at the time of receipt of shares or other property rather than upon the lapse of restrictions on transferability or the substantial risk of forfeiture, but if the participant subsequently forfeits such shares or property the participant would not be entitled to any tax deduction, including a capital loss, for the value of the shares or property on which he previously paid tax. The participant must file such election with the Internal Revenue Service within 30 days after the receipt of the shares or other property. The Company generally will be entitled to a deduction in an amount equal to the ordinary income received by the participant. The deduction will generally be allowed for the taxable year in which the participant recognizes such ordinary income.

Plan Benefits

It is not presently possible to determine the dollar value of awards that may be made, or the individuals that may be selected for such awards, in the future under the Plan. As of March 13, 2025, the fair market value of a share of our common stock (as determined by the closing price quoted by the Nasdaq Global Select Market on that date) was $54.61.

Equity Compensation Plan Information

The following table provides information regarding the securities authorized for issuance under our equity compensation plans as of December 31, 2024.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (c)
Equity compensation plans approved by security holders	1,195,249	$45.43	770,030
Equity compensation plans not approved by security holders	—	—	—
Total	1,195,249	$45.43	770,030

(a)  Includes the following:
•297,122 shares of common stock to be issued upon vesting of outstanding restricted stock units under the 2018 Stock Incentive Plan;
•363,070 shares of common stock to be issued upon vesting of outstanding performance units under the 2018 Stock Incentive Plan;
•510,812 shares of common stock to be issued upon exercise of outstanding non-qualified stock options; and
•24,245 shares of common stock to be issued upon deferral release of common stock under the Non-Management Director Stock Plan.

(b) Includes the following:
•price only applicable to the outstanding non-qualified stock options.

(c)  Includes the following:
•290,841 shares of common stock available for issuance under the 2018 Stock Incentive Plan;
•79,900 shares of common stock available for issuance under the Non-Management Director Stock Plan; and
•399,289 shares of common stock available for issuance under the 2018 Employee Stock Purchase Plan.

Vote Required

The affirmative vote of holders of the majority of the shares for which votes are cast at the 2025 Annual Meeting is required to approve this proposal. Abstentions and broker “non-votes” will not be counted as votes cast and, therefore, will not affect the outcome.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF AN AMENDMENT TO THE ENTERPRISE FINANCIAL SERVICES CORP AMENDED AND RESTATED 2018 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR AWARD.

PROPOSAL 4. ADVISORY (NON-BINDING) APPROVAL OF EXECUTIVE COMPENSATION

We are providing our shareholders the opportunity to vote on an advisory (non-binding) resolution to approve our executive compensation as described in the section captioned “Compensation Discussion and Analysis,” the tabular disclosure regarding compensation of our Named Executive Officers and the narrative disclosure accompanying those tables, all as set forth in pages 14 through 22 of this Proxy Statement.

The Dodd-Frank Act requires under Section 14A of the Exchange Act that companies provide their shareholders with the opportunity to cast an advisory vote to approve executive officer compensation, commonly referred to as a “Say-on-Pay” vote, at least once every three years. Our Board determined, as a result of the latest advisory vote regarding how often the Company should include a Say-on-Pay vote in its proxy materials, that we will have such an advisory Say-on-Pay vote annually.

This Say-on-Pay proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program through the following resolution:

“RESOLVED, that the shareholders hereby approve the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, the tabular disclosure regarding compensation of our Named Executive Officers and the narrative disclosure accompanying those tables.”

For the reasons set forth in this Proxy Statement, including the Compensation Discussion and Analysis, and the Report of the Human Capital and Compensation Committee, we believe our compensation policies and procedures are centered on a pay-for-performance culture, are competitive in our marketplace, are strongly aligned with the long-term interests of our shareholders, and that the compensation paid to our executives is consistent with such policies and procedures.
Vote Required
Your vote on this proposal is an advisory vote, which means that the Company and the Board are not required to take any action based on the outcome of the vote. However, the Board will consider the vote of our shareholders on this proposal when determining the nature and scope of future executive compensation programs and decisions.
The affirmative vote of holders of the majority of the shares for which votes are cast at the 2025 Annual Meeting is needed to approve this proposal on a non-binding advisory basis. Abstentions and broker “non-votes” will not be counted as votes cast and, therefore, will not affect this proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on this proposal. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted FOR this proposal.

Recommendation of the Board of Directors
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as noted below, the following tables show, as of March 21, 2025, certain information about the beneficial ownership of common stock and depositary shares (each representing a 1/40th ownership interest in a share of 5.00% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A) by: (i) those persons or entities known by management to beneficially own more than 5% of our common stock, (ii) each director, director nominee, and NEO, and (iii) all directors and executive officers as a group. As of March 13, 2025, there were 36,955,945 shares of common stock outstanding and 3,000,000 depositary shares outstanding (each representing a 1/40th ownership interest in a share of 5.00% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A). For purposes of the information in the following tables, “ownership” includes (i) shares of common stock or depositary shares directly or indirectly owned as of that date and (ii) shares of common stock which the named entity or individual has the right to acquire (by contract conversion or vesting) if such right is exercisable as of the date or will become exercisable within 60 days thereafter. Percentages shown below reflect such possible exercises but only as to the individual, entity or group whose percentage is being calculated.

	Number of	Percentage of
Name & Address of Beneficial Owner	Common Shares	Ownership
BlackRock Inc. (1)	3,802,269	10.3%
50 Hudson Yards
New York, NY 10001

Wellington Management Group LLP (2)	3,545,092	9.6%
280 Congress Street
Boston, MA 02210

The Vanguard Group (3)	1,994,848	5.4%
100 Vanguard Blvd.
Malvern, PA 19355

EARNEST Partners, LLC (4)	1,940,420	5.3%
1180 Peachtree Street NE, Suite 2300
Atlanta, Georgia 30309

Dimensional Fund Advisors LP (5)	1,912,355	5.2%
6300 Bee Cave Road, Building One
Austin, TX 78746

(1)    Holdings reported on Schedule 13G/A filed with the SEC on January 8, 2024. BlackRock Inc. has sole voting power over 3,595,782 shares of common stock and sole dispositive power over 3,802,269 shares of common stock.
(2)    Holdings reported on Schedule 13G filed with the SEC on November 8, 2024. Wellington Management Group LLP has shared voting power over 2,760,434 shares of common stock and shared dispositive power over 3,545,092 shares of common stock.
(3)    Holdings reported on Schedule 13G/A filed with the SEC on February 13, 2024. The Vanguard Group has shared voting power over 25,199 shares of common stock, sole dispositive power over 1,937,038 shares of common stock and shared dispositive power over 57,810 shares of common stock.
(4)    Holdings reported on Schedule 13G/A filed with the SEC on February 14, 2024. EARNEST Partners, LLC has sole voting power over 1,542,288 shares of common stock and sole dispositive power over 1,940,420 shares of common stock.
(5)    Holdings reported on Schedule 13G filed with the SEC on February 9, 2024. Dimensional Fund Advisors LP has sole voting power over 1,875,372 shares of common stock and sole dispositive power over 1,912,355 shares of common stock.

Directors and Named Executive Officers Beneficial Owner	Number of Common Shares (1) (2)	Percentage of Ownership	Number of Depositary Shares (3)	Percentage of Ownership
Lynn B. Andrich	5,352	*	—	—
Douglas N. Bauche (2)	36,728	*	—	—
Michael A. DeCola (4)	48,375	*	—	—
Michael E. Finn	1,361
Scott R. Goodman (2)	80,732	*	—	—
Robert E. Guest, Jr. (5)	105,152	*	—	—
James M. Havel	15,447	*	—	—
Michael R. Holmes	20,223	*	—	—
Nevada A. Kent, IV	13,480	*	—	—
James B. Lally (2) (6)	172,267	*	—	—
Marcela Manjarrez	3,440	*	—	—
Stephen P. Marsh	51,857	*	—	—
Mark G. Ponder (2) (7)	37,010	*	—	—
Daniel A. Rodrigues	6,406	*	—	—
Richard M. Sanborn (8)	40,950	*	—	—
Eloise E. Schmitz	11,122	*	—	—
Keene S. Turner (2)	77,296	*	2,000	*
Sandra A. Van Trease	56,864	*	—	—
Lina A. Young	3,500	*	—	—

All Directors and Executive Officers as a Group (21 total)	822,550	2.2%	2,000	*

* Less than 1%
(1)    Unless otherwise indicated, the named person has sole voting and investment power for all shares shown.
(2)    Includes shares indirectly held in the EFSC Incentive Savings Plan beneficially owned by the named person, as follows: Mr. Lally, 18,535 shares; Mr. Turner, 1,594 shares; Mr. Goodman, 5,031 shares; Mr. Bauche, 3,023 shares, and Mr. Ponder, 1,275 shares. Also includes options which are currently exercisable or will become exercisable within 60 days of March 21, 2025 as follows: Mr. Lally, 37,962 options; Mr. Turner, 18,976 options; Mr. Goodman, 12,911 options; Mr. Bauche, 9,811 options; and Mr. Ponder, 9,399 options.
(3)    Each depositary share represents a 1/40th ownership interest in a share of 5.00% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A.

(4)    Includes 43,903 shares held by a family trust of which Mr. DeCola’s spouse is the trustee.
(5)    Includes 3,399 shares held in the name of Mr. Guest in which he has sole voting and investment power. Includes 89,792 shares held jointly by Mr. Guest and his spouse as to which Mr. Guest has shared voting and investment power; and 8,272 shares held in an Individual Retirement Account for the benefit of Mr. Guest’s spouse as to which Mr. Guest has shared voting and investment power.
(6)    Includes 4,107 shares held jointly by Mr. Lally and his spouse as to which Mr. Lally has shared voting and investment power.
(7)     Includes 200 shares held in an Individual Retirement Account to which Mr. Ponder has sole voting and investment power; and 5,095 shares held jointly by Mr. Ponder and his spouse as to which Mr. Ponder has shared voting and investment power.
(8)    Includes 40,950 shares beneficially owned by the Sanborn Family Trust which Mr. Sanborn has shared voting and investment power.

RELATED PERSON TRANSACTIONS

Loans to Related Persons
Some of the directors, including members of the Human Capital and Compensation Committee, and officers of the Company and the Bank, and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Bank, including borrowings and investments. All such loans and investments have been made in the ordinary course of business, have been made on substantially the same terms, including interest rate paid or charged and collateral required, as those prevailing at the time for comparable transactions with persons not related to the Company, and did not involve more than the normal risk of collectability or present other unfavorable features.

Review, Approval or Ratification with Related Persons
Our Code of Ethics requires that every employee and director avoid situations where loyalties may be divided between our interests and the employee or director’s own interests. Employees and directors must avoid conflicts of interests that interfere with the performance of their duties or are not in the best interests of the Company.

Pursuant to its written charter, the Audit Committee reviews all related-party transactions as required to be disclosed in our financial statements or periodic filings with the SEC, other than specific categories of pre-approved transactions set forth in our Related Party Transactions Policy. Related party transactions include transactions between the Company, our executive officers and directors, beneficial owners of five percent or greater of our securities, and all other related persons specified under Item 404 of Regulation S-K promulgated by the SEC. The Audit Committee considers each proposed transaction in light of the specific facts and circumstances presented, including but not limited to the risks, costs and benefits to us.

AUDIT COMMITTEE REPORT

The Audit Committee submits the following report:

The Audit Committee’s role includes assisting the Board in monitoring the integrity of the Company’s financial statements and related reporting process, compliance by the Company with legal and regulatory requirements, the independent registered public accounting firm qualifications, independence and performance, performance of the Company’s internal audit function and the business practices and ethical standards of the Company. The Audit Committee operates under a written charter approved by the Board.

Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and to express its opinions on the Company’s financial statements in accordance with generally accepted United States accounting principles and the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. In addition, the Audit Committee is directly responsible for the appointment and oversight of the independent registered public accounting firm, including review of their qualifications, independence and performance.

The Audit Committee has reviewed and discussed the Company’s audited financial statements and internal control report with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee received written disclosures and the letter from the independent registered public accounting firm as required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the auditors their independence. As part of its review, the Audit Committee reviewed the fees paid to Deloitte & Touche LLP and considered whether Deloitte & Touche LLP’s performance of non-audit services for the Company was compatible with auditors’ independence. The Audit Committee has concluded that Deloitte & Touche LLP is independent from the Company and its management.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.

Respectfully submitted by the following independent directors, who comprise the Audit Committee,
Nevada A. Kent, IV, Chairperson	James M. Havel	Eloise E. Schmitz

Lyne B. Andrich	Daniel A. Rodrigues	Sandra A. Van Trease

The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amendment or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates the report by reference therein.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth fees billed to the Company by Deloitte & Touche LLP, the Company’s principal accounting firm for the years ended December 31, 2024 and 2023:

	December 31,
	2024	2023
Audit fees (1)	$1,139,250	$1,067,000
Audit related fees (2)	52,000	85,600
Tax fees (3)	146,000	230,246
	$1,337,250	$1,382,846

(1)Includes professional services rendered for the audit of the Company’s consolidated annual financial statements, reports on internal control and review of financial statements in the Company’s reports on Form 10-Q and services normally provided in connection with regulatory filings or engagements including consultation on various accounting matters.
(2)Audit related fees in 2024 and 2023 related primarily to services for consulting.
(3)Tax fees include fees for services related to the review of Company prepared tax returns and tax consulting.

The Audit Committee is required to pre-approve all auditing services and permitted non-auditing services to be performed by the Company’s independent registered public accounting firm. The Chairperson of the Audit Committee has authority to approve in advance all audit or non-audit services to be performed by the independent registered public accounting firm, but must report any such approval to the full Audit Committee at the next regularly scheduled meeting.

During the fiscal year ended December 31, 2024, all the services described under the headings “Audit Fees,” “Audit Related Fees” and “Tax Fees” were approved by the Audit Committee pursuant to the procedures described above.

Deloitte & Touche LLP representatives are expected to attend the 2025 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to shareholder questions.

PROPOSALS OF SHAREHOLDERS

Shareholders are entitled to present proposals for action at a forthcoming shareholders’ annual meeting if they comply with the requirements of the SEC proxy rules. Any proposals intended to be presented at the 2026 Annual Meeting of Shareholders of the Company must be received at the Company’s principal office at 150 North Meramec Ave., Clayton, Missouri 63105 on or before November 26, 2025, which is at least one hundred twenty (120) days prior to the anniversary date this Proxy Statement was released to our shareholders for the 2025 Annual Meeting, in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such meeting.

Any shareholder who intends to propose any other matter to be acted upon at the 2026 Annual Meeting of Shareholders (but not include such proposal in the Company’s proxy statement) must inform the Company, in the manner specified in the Company’s By-Laws, no later than ninety nor more than one hundred twenty days prior to the first anniversary of the 2025 Annual Meeting. As a result, the notice pursuant to the Company’s By-Laws must be received by the Company no earlier than January 7, 2026 and no later than February 6, 2026. Similarly, any shareholder nomination for a director to be elected at the 2026 Annual Meeting of Shareholders must be submitted to the Company, in the manner and form specified in the Company’s By-Laws, no earlier than January 7, 2026 and no later than February 6, 2026.

No notice that a shareholder intends to present a proposal at the 2025 Annual Meeting was received by the Company on or before January 31, 2025, which was ninety (90) days prior to the one-year anniversary of the 2024 Annual Meeting of Shareholders.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of the Company does not intend to present, nor has it been informed that other persons intend to present, any matters for action at the 2025 Annual Meeting, other than those specifically referred to herein. If, however, any other matters should properly come before the 2025 Annual Meeting, it is the intention of the persons named on the Proxy Card to vote the shares represented thereby in accordance with their judgment as to the best interests of the Company on such matters.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders at cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement (which will be promptly delivered upon such request), or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker or nominee if your shares are held in a brokerage account or other account or our agent, Broadridge Financial Services, Inc. (“Broadridge”) if you hold registered shares. You can notify Broadridge by sending written request to: Broadridge, 51 Mercedes Way, Edgewood NY 11717, or calling Broadridge at 1-800-353-0103.

ADDITIONAL INFORMATION

The Company’s website is www.enterprisebank.com. We make available free of charge on or through our website, various reports that we file with or furnish to the SEC, including our annual reports, quarterly reports, current reports and proxy statements. These reports are made available as soon as reasonably practicable after they are filed with or furnished to the SEC. In addition, the Company’s corporate governance documents are available through our website www.enterprisebank.com under “Investor Relations.” Additionally, this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2024 are available from the SEC at its website, www.sec.gov.

Upon written request, the Company will furnish to shareholders, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. The written request should be sent to the Corporate Secretary, Enterprise Financial Services Corp, 150 North Meramec Ave, Clayton, Missouri, 63105.

By Order of the Board of Directors,

Nicole M. Iannacone, Corporate Secretary

APPENDIX A

AMENDMENT TO THE
ENTERPRISE FINANCIAL SERVICES CORP
AMENDED AND RESTATED 2018 STOCK INCENTIVE PLAN
This Amendment to the Enterprise Financial Services Corp Amended and Restated 2018 Stock Incentive Plan, effective as of February 13, 2018 (the “Plan”), is effective as of [__] (the “Amendment Date”).

1.Section 4(a) of the Plan is amended and restated in its entirety, effective as of the Amendment Date, to read as follows:

a. Number of Shares. The total number of shares of Common Stock which may be issued under the Plan and with respect to which Awards may be made shall not exceed 3,600,000 shares (which includes the 1,000,000 shares that were initially approved on May 8, 2013, the original effective date of the Plan, plus an increase of 600,000 shares that were approved on February 13, 2018, plus an increase of 600,000 shares that were approved on April 28, 2021, plus an increase of 700,000 shares that were approved on May 10, 2023, plus an increase of 700,000 shares that are proposed to be approved at the 2025 Annual Meeting of Stockholders). The shares may be authorized and unissued or issued and reacquired shares, as the Board from time to time may determine. Shares with respect to which Options or Stock Appreciation Rights are not exercised prior to termination of the Option or Stock Appreciation Right, shares that are subject to Restricted Stock Units which expire without converting to Common Stock, and shares of Restricted Stock which are forfeited before the restrictions lapse, shall be available for issuance under the Plan. Notwithstanding the foregoing, neither (i) shares accepted by the Company in payment of the Exercise Price of any Option, if permitted under the terms of such Option, (ii) any shares withheld from a Participant, or delivered to the Company in satisfaction of required withholding taxes arising from Awards under the Plan, nor (iii) the difference between the total number of shares with respect to which a Stock Appreciation Right is awarded and the number of shares actually delivered upon exercise of such Stock Appreciation Right, shall be available for reissuance under the Plan.

2.In all other respects, the provisions of the Plan are hereby ratified and confirmed, and they shall continue in full force and effect.

APPENDIX B

USE OF NON-GAAP FINANCIAL MEASURES

The Company’s accounting and reporting policies conform to U.S. GAAP and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as tangible book value per common share, pre-provision net revenue return on average assets, and adjusted return on average tangible common equity in this report that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position, or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

The Company considers its tangible book value per common share, pre-provision net revenue return on average assets, and adjusted return on average tangible common equity collectively “core performance measures” presented in this report, as relevant measures of financial performance, even though they are non-GAAP measures, as they provide supplemental information by which to evaluate the impact of certain non-comparable items, and the Company’s operating performance on an ongoing basis. The attached tables contain a reconciliation of these performance measures to the GAAP measures.

The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company’s performance and capital strength. The Company’s management uses, and believes investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company’s operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. The Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated.

Tangible Book Value per Common Share

	Year ended December 31,	Year ended December 31,
($ and shares in thousands, except per share amounts)	2024	2023
Shareholders' equity (GAAP)	$1,824,002	$1,716,068
Less preferred stock	71,988	71,988
Less goodwill	365,164	365,164
Less intangible assets	8,484	12,318
Tangible common equity (non-GAAP)	$1,378,366	$1,266,598

Period end shares outstanding	36,988	37,416
Tangible book value per common share	$37.27	$33.85

Pre-provision Net Revenue Return on Average Assets

Year ended December 31,
($ in thousands)	2024
Net income - GAAP	$185,266

Net interest income	$568,096
Noninterest income	69,703
FDIC special assessment	625
Core conversion related expenses	4,868
Less gain on sale of other real estate owned	3,089
Less noninterest expense	385,047
PPNR (non-GAAP)	$255,156

Average assets	$14,841,690
ROAA (GAAP )	1.25%
PPNR ROAA (non-GAAP)	1.72%

Return on Average Tangible Common Equity

Year ended December 31,
($ in thousands)	2024
Net income available to common shareholders (GAAP)	$181,516
FDIC special assessment (after tax)	470
Core conversion related expenses (after tax)	3,661
Less gain on sale of other real estate owned (after tax)	2,323
Net income available to common shareholders adjusted (non-GAAP)	$183,324

Average shareholders’ equity (GAAP)	$1,784,175
Less preferred stock	71,988
Less goodwill	365,164
Less intangible assets	10,329
Average tangible common equity (non-GAAP)	$1,336,694

Return on average common equity (GAAP)	10.60%
Adjusted return on average common equity (non-GAAP)	10.71%
Adjusted return on average tangible common equity (non-GAAP)	13.71%

ENTERPRISE
Financial Services Corp

ENTERPRISE FINANCIAL SERVICES CORP
150 NORTH MERAMEC AVE
CLAYTON, MO 63105

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 6, 2025 for shares held directly and by 11:59 P.M. Eastern Time on May 5, 2025 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/EFSC2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 6, 2025 for shares held directly and by 11:59 P.M. Eastern Time on May 5, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Complete, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V65542-P26473

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

ENTERPRISE FINANCIAL SERVICES CORP

The Board of Directors recommends you vote "FOR" the following:

	For All	Withhold All	For All Except
1. Election of directors.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Lyne B. Andrich
02) Michael A. DeCola
03) Michael E. Finn
04) Michael R. Holmes
05) Nevada A. Kent, IV
06) James B. Lally
07) Marcela Manjarrez
08) Stephen P. Marsh
09) Richard M. Sanborn
10) Sandra A. Van Trease
11) Lina A. Young

The Board of Directors recommends you vote "FOR" Proposals 2, 3, and 4:

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V65543-P26473

ENTERPRISE FINANCIAL SERVICES CORP
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
May 7, 2025 – 5:00 p.m., Central Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy card hereby appoint(s) James B. Lally and Keene S. Turner, or either of them, each with full power of substitution, as proxies to vote all shares of Enterprise Financial Services Corp common stock that the shareholder(s) would be entitled to vote on all matters that properly come before the 2025 Annual Meeting and at any adjournment(s) or postponement(s). The proxies are authorized to vote in accordance with the specifications indicated by the shareholder(s) on the reverse side of this proxy card. This proxy card, when properly executed will be voted as directed. **If this proxy card is signed and returned by the shareholder(s) and no specifications are indicated, the proxies are authorized to vote "FOR" the election of all nominees in Proposal 1 as unanimously recommended by the Board of Directors of Enterprise Financial Services Corp, and "FOR" Proposals 2, 3, and 4.** If this proxy card is signed and returned, the proxies appointed thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the 2025 Annual Meeting and at any adjournment(s) or postponement(s).

SHARES HELD IN THE EFSC INCENTIVE SAVINGS PLAN
This proxy is also to be used by current or former employees of the Company or its subsidiaries who have allocated investment funds to the EFSC Common Stock Fund in the EFSC Incentive Savings Plan (the "Savings Plan") to give voting instructions to the Savings Plan trustees. This proxy, when properly executed and delivered prior to 11:59 p.m. Eastern Time on May 5, 2025, will be voted by the Savings Plan trustees as directed.

Continued and to be signed on reverse side